Exhibit 10.11

ARIBA PLAZA

SECOND AMENDMENT TO

AND

RESTATEMENT OF

SUBLEASE

Between

ARIBA, INC.

as

SUBLANDLORD

and

MOTOROLA, INC.

as

SUBTENANT

for

PREMISES

at

809 Eleventh Avenue

Sunnyvale, California 94089

BASIC SUBLEASE INFORMATION

1.	Sublease Date: August 25, 2004.

2.	Sublandlord: Ariba, Inc., a Delaware corporation.

3.	Subtenant: Motorola, Inc., a Delaware corporation.

4.	Master Landlord: Moffett Park Drive LLC, a California limited liability company.

5.	Project: Ariba Plaza, 1111 Lockheed Martin Way, Sunnyvale, California (building addresses on Eleventh Avenue).

6.	Rentable Area of Project: 715,998 square feet.

7.	Premises: The First Floor Premises, the Third Floor Premises and the Fourth Floor Premises, as determined from time to time (subject to Paragraph 40).

8.	First Floor Premises: That portion of the first floor of Building Four designated by cross-hatching on Exhibit B, constituting 1,065 rentable square feet.

9.	Third Floor Premises: The entire third floor of Building Four constituting 45,771 rentable square feet.

10.	Fourth Floor Premises: The entire fourth floor of Building Four constituting 44,470 rentable square feet.

11.	Rentable Area of Premises (subject to Paragraph 40):

Sublease Commencement Date through Third Floor Expansion Date:	45,535 rentable square feet.

Third Floor Expansion Date through Expiration Date:	91,306 rentable square feet.

12.	Sublease Commencement Date: October 29, 2004.

13.	Third Floor Expansion Date: January 1, 2005.

14.	Sublease Expiration Date: August 31, 2008, subject to the provisions of Paragraph 2.2 below.

15.	Rent Commencement Date: Sublease Commencement Date.

16.	Monthly Base Rent:

Rent Commencement Date Through March 30, 2005:	$54,642.00
April 1, 2005 through December 31, 2005:	$109,567.20
January 1, 2006 through December 31, 2006:	$114,132.50
January 1, 2007 through December 31, 2007:	$118,697.80
January 1, 2008 through August 31, 2008	$123,263.10

17.	Subtenant’s Project Share:

Sublease Commencement Date through Third Floor Expansion Date	6.36%

Third Floor Expansion Date through Sublease Expiration Date:	12.75%
Subtenant’s Building Share:
Sublease Commencement Date through Third Floor Expansion Date	26.01	%.

Third Floor Expansion Date through Sublease Expiration Date:	52.15	%.

18.	Security Deposit: None.

19.	Sublandlord’s Address:

Payment of Rent:	807 Eleventh Avenue
Sunnyvale, California, 94089
Attn: Real Estate Manager

Notices:	807 Eleventh Avenue
Sunnyvale, California, 94089
Attn: General Counsel
(650) 390-1377 Facsimile

and a copy to:

807 Eleventh Avenue
Sunnyvale, California, 94089
Attn: Real Estate Manager
(650) 390-1315 Facsimile

20.	Subtenant’s Address for Notices:

Motorola, Inc.
Real Estate & Development Department
1303 East Algonquin Road, 7th Floor
Schaumburg Illinois 60196
attention: Real Estate Manger
(847) 435-3918

and a copy to:
Motorola, Inc,
c/o Fred Pickering
Manager Lease Administration
P.O. Box 19065
Johnston, Rhode Island 02919-0065
Fax (401)764-0103

21.	Brokers: Cornish & Carey Commercial (Sublandlord’s Broker) and HSA Commercial and Wayne Mascia Associates (collectively, Subtenant’s Broker).

The Basic Sublease Information set forth above is made a part of the Sublease. In the event of conflict between the Basic Sublease Information and another provision of the Sublease, the latter shall control.

	6.2.	Compliance.	14

	6.3.	Acknowledgements.	15

	6.4.	Subtenant’s Work.	15

7.	Utilities and Services.		15

	7.1.	Standard Utilities and Services.	15

	7.2.	Telecommunications.	17

	7.3.	Utility Additions.	19

	7.4.	Security.	19

8.	Maintenance and Repairs; Utility Installations, Trade Fixtures and Alterations.		20

	8.1.	Sublandlord’s Obligations.	20

	8.2.	Subtenant’s Obligations.	20

	8.3.	Utility Installations; Trade Fixtures; Alterations.	21

	8.4.	Ownership; Removal; Surrender; and Restoration.	21

9.	Insurance; Waiver; Subrogation.		22

	9.1.	Cost of Sublandlord’s Insurance.	22

	9.2.	Subtenant’s Insurance.	22

	9.3.	Insurance Policies.	23

	9.4.	Failure of Subtenant to Purchase and Maintain Insurance.	23

	9.5.	Additional Insureds and Coverage.	23

	9.6.	Waiver of Subrogation.	24

	9.7.	No Representation of Adequate Coverage.	24

	9.8.	Furniture Casualty Loss.	24

10.	Limitation of Liability and Indemnity.		24

11.	Property Taxes.		25

	11.1.	Payment of Taxes.	25

	11.2.	Additional Improvements.	25

	11.3.	Personal Property Taxes.	25

12.	Assignment and Subletting.		26

	12.1.	Generally.	26

	12.2.	Notice.	26

	12.3.	Sublandlord’s Election.	27

	12.4.	Sublandlord’s Discretion; Factors.	27

	12.5.	Bonus Rent.	28

	12.6.	Encumbrances.	29

	12.7.	Merger; Attornment.	29

	12.8.	Sublandlord’s Costs.	29

	12.9.	Affiliates.	29

13.	Default; Breach; Remedies.		30

	13.1.	Default; Breach.	30

	13.2.	Remedies.	31

	13.3.	Inducement Recapture.	32

	13.4.	Breach by Sublandlord.	32

14.	Damage or Destruction; Condemnation.		33

15.	Brokerage Fees.		33

16.	Estoppel Certificates.		33

17.	Definition of Sublandlord.		34

18.	Severability.		34

19.	Days.		34

20.	Limitation on Liability.		34

21.	Time of Essence.		34

22.	No Prior or Other Agreements.		34

23.	Notices.		34

	23.1.	Notice Requirements.	34

	23.2.	Date of Notice.	35

	23.3.	Notices from Master Landlord.	35

24.	Waivers.		35

25.	No Right To Holdover.		35

26.	Cumulative Remedies.		35

27.	Covenants and Conditions; Construction of Agreement.		35

28.	Binding Effect; Choice of Law.		35

29.	Subordination; Attornment; Non-Disturbance.		36

	29.1.	Subordination.	36

	29.2.	Attornment.	36

30.	Master Lease Provisions.		36

	30.1.	Sublease Subordinate.	36

	30.2.	Cooperation With Subtenant.	38

	30.3.	Sublandlord Representations.	38

	30.4.	Modification.	38

	30.5.	Sublease Consent and Non-Disturbance Agreement.	38

	30.6.	Multiple New Master Leases.	39

	30.7.	Conflict.	39

31.	Attorneys’ Fees.		39

32.	Sublandlord’s Access to Premises.		39

	32.1.	Generally.	39

	32.2.	Subtenant’s Waiver.	40

	32.3.	Method of Entry.	40

33.	Auctions.		40

34.	Signs.		40

35.	[intentionally omitted]		41

36.	Consents.		41

37.	Quiet Possession.		41

38.	Options.		41

	38.1.	Definition.	41

	38.2.	Multiple Options.	41

	38.3.	Master Lease Options.	42

	38.4.	Effect of Default on Options.	42

39.	Options to Extend Term.		42

40.	Rights to Expand.		43

	40.1.	Right of First Refusal.	43

	40.2.	Generally.	44

41.	[intentionally omitted]		45

42.	Reservations.		45

43.	Performance Under Protest.	45

44.	Authority.	45

45.	Amendments.	45

46.	Exhibits.	45

SECOND AMENDMENT TO AND RESTATEMENT OF SUBLEASE

This Second Amendment to and Restatement of Sublease is made and entered into as of the 21st day of October, 2004 (“Effective Date”), by and between Ariba, Inc., a Delaware corporation (“Sublandlord”), and Motorola, Inc., a Delaware corporation (“Subtenant”).

R E C I T A L S

A. Sublandlord, as tenant, and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), as landlord, previously entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, as amended by letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October, 31 2002, and a Third Amendment to Lease dated October 21, 2004 (collectively, the “Master Lease”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Under the Master Lease, Master Landlord leases to Sublandlord certain premises located at 1111 Lockheed Martin Way in Sunnyvale, California, including four (4) free standing, four-story office and research and development buildings, and one (1) amenity building (collectively, the “Buildings”) and other improvements including a parking structure (collectively the “Project”). The four office and research development buildings are commonly known as: 803 Eleventh Avenue (“Building One”), 807 Eleventh Avenue (“Building Two”), 805 Eleventh Avenue (“Building Three”), and 809 Eleventh Avenue (“Building Four”). The amenity building (“Amenity Building”) is currently used as a fitness center. References in this Sublease to a “Building” shall refer to Buildings One, Two, Three and Four, and the Amenities Building, individually, and references in this Sublease to the “Buildings” shall refer to Buildings One, Two, Three and Four, and the Amenities Building, collectively, unless otherwise expressly stated.

B. Subtenant and Sublandlord previously entered into (i) a Sublease dated August 25, 2004, under which Sublandlord sublet to Subtenant the Premises, and (ii) a First Amendment to Sublease dated October 7, 2004. Sublandlord and Subtenant now desire to further amend and to restate the Sublease.

C. Sublandlord wishes to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, on the terms and conditions set forth herein, the Premises, as defined in the Basic Lease Information.

D. Capitalized terms used herein without definition shall have the same meaning as in the Master Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

A G R E E M E N T

1. Sublease of Premises

1.1. Sublease. Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby accepts from Sublandlord, on the terms and conditions hereinafter set forth, the Premises. The Premises are depicted on Exhibit B, which is attached hereto and incorporated herein by this reference. Sublandlord and Subtenant conclusively agree, for purposes of this Sublease, that the Premises contain the number of rentable square feet stated in the Basic Lease Information.

1.2. Common Areas - Definition. The term “Common Areas” includes both “Project Common Area” and “Building Common Area.” “Project Common Area” is defined as all areas and facilities outside the Buildings and within the exterior boundary line of the Project, including parking areas, passenger and other loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas that are provided and reasonably designated by the Sublandlord from time to time for the general non-exclusive use of Sublandlord, Subtenant and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees. “Building Common Area” is defined as all areas and facilities inside a building that are provided and designated by the Sublandlord from time to time for the general non-exclusive use of the tenants of such building and their respective employees, suppliers, shippers, customers, contractors and invitees, including stairways, elevators, lobbies and other areas which may be so provided and designated by Sublandlord.

1.3. Common Areas - Subtenant’s Rights. Sublandlord grants to Subtenant, for the benefit of Subtenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease and all extensions thereto, the right to use, in common with others entitled to such use, the Project Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by (i) Master Landlord under the Master Lease and (ii) Sublandlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project.

Sublandlord also grants to Subtenant, for the benefit of Subtenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease and all extensions thereto, the right to use, in common with other tenants of such Building, the Building Common Areas as they exist from time to time in any Building in which Subtenant occupies space, subject to any rights, powers, and privileges reserved by (i) Master Landlord under the Master Lease and (ii) Sublandlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project.

1.4. Rules and Regulations. Sublandlord shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (“Sublandlord’s Rules and Regulations”) for the management, safety, care, and cleanliness of the Buildings and the remainder of the Project, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Buildings and the Project and their invitees. A copy of the current Sublandlord’s Rules and Regulations are attached to this Sublease as Exhibit C. Subtenant agrees to abide by and conform to all such Sublandlord’s Rules and Regulations, and the Rules and Regulations adopted from time to time by Master Landlord under the Master Lease (“Master Landlord’s Rules and Regulations”), and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Sublandlord shall not be responsible to Subtenant for the non-compliance with said rules and regulations by other tenants of the Project. Sublandlord agrees not to discriminatorily enforce Sublandlord’s Rules and Regulations against Subtenant. In the event of conflict between the provisions of this Sublease and Sublandlord’s Rules and Regulations, the provisions of this Sublease shall prevail. In the event of conflict between Master Landlord’s Rules and Regulations and Sublandlord’s Rules and Regulations, Master Landlord’s Rules and Regulations shall prevail.

1.5. Common Areas - Changes. Sublandlord shall have the right, in Sublandlord’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, passenger and other loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) Consistent with any such designation by Master Landlord in accordance with its rights under the Master Lease, to designate other land outside the boundaries of the Project to be a part of the Common Areas so long as any change in the size of the Common Areas shall be reflected equitably in the calculation of Operating Expenses herein;

(d) To add additional buildings and improvements to the Common Areas so long as any changes made to the Project pursuant to this Subparagraph 1.5 (d) shall be at Sublandlord’s sole cost and not to be charged back to Subtenant, unless otherwise mutually agreed by the parties, and any change in the size of the Common Areas shall be reflected equitably in the calculation of Operating Expenses herein;

(e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

(f) To do and perform such other acts or work and make such other changes in, to or with respect to the Common Areas and Project as Sublandlord may, in the exercise of reasonable business judgment, deem to be appropriate.

1.6. Parking. Subtenant shall have the right, at no additional cost, to the non-exclusive use of three (3) parking spaces for each 1,000 square feet of rentable area of the Premises in the areas of the Project designated by Sublandlord for parking. Sublandlord reserves the right to equitably modify rights granted under this Paragraph if obligated to do so by the Master Lease or applicable governmental regulations, or in the event of construction, natural disaster, or other similar reasonable circumstances; provided, that Sublandlord shall not voluntarily make any changes that result in a material change in the number of parking spaces to which Subtenant is entitled or the proximity of available parking to the Premises. Subtenant shall not use more parking spaces than permitted herein. Subtenant shall not park any vehicles larger than full-size passenger automobiles, sport utility vehicles or pick-up trucks, herein called “Permitted Size Vehicles.” Sublandlord may regulate the loading and unloading of vehicles by adopting and amending Rules and Regulations for the Project. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Sublandlord.

(a) Subtenant shall not permit or allow any vehicles that belong to or are controlled by Subtenant or Subtenant’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Sublandlord for such activities.

(b) Subtenant shall not service or store any vehicles in the Common Areas.

(c) If Subtenant permits or allows any of the prohibited activities described in this Paragraph 1.6, then Sublandlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Subtenant, which cost shall be immediately payable upon demand by Sublandlord.

1.7. Furniture.

(a) The Third Floor Premises and the Fourth Floor Premises shall be delivered to Subtenant with the Furniture included for Subtenant’s use during the Sublease term, in accordance with and subject to the terms and conditions of this Paragraph and all other applicable provisions of this Sublease. The “Furniture” is defined as the furniture, fixtures, equipment and other personal property described on Exhibit D attached hereto and incorporated herein by this reference. Sublandlord agrees to complete Exhibit D within ten (10) business days after Sublandlord executes this Agreement. Sublandlord shall deliver the Furniture to Subtenant AS IS and Subtenant agrees that it takes possession of the Furniture without relying on any representation or warranty by Sublandlord as to the condition of the Furniture or its operability. SUBLANDLORD DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Sublandlord assumes no responsibility for providing installation or maintenance for the Furniture. Subtenant acknowledges that any installation or configuration and any maintenance of the Furniture may require an investment of time and resources to complete, and such efforts shall not serve to excuse Subtenant from the performance of any of its obligations under this Sublease. Subtenant conclusively agrees that for purposes of this Sublease, the total number of cubicle systems provided to Subtenant is as described in Exhibit D. Within thirty (30) days of the Sublease Commencement Date, Subtenant shall be given an opportunity to verify inventory as compared to Exhibit D. In the event that a discrepancy is identified in the Furniture inventory, Subtenant shall notify Sublandlord, and the parties shall cooperate reasonably with each other to make any appropriate corrections. In no event shall Sublandlord have any liability, nor shall Subtenant have any remedy against Sublandlord, for any liability, claim, loss, damage or expense caused directly or indirectly by the Furniture or any deficiency or defect thereof or the maintenance or repair thereof.

(b) Except as otherwise expressly provided herein, Subtenant shall not have, or at any time acquire, any right, title or interest in the Furniture except the right to possession and use as provided for in this Sublease. Provided that such actions do not materially interrupt Subtenant’s use of the Furniture, Sublandlord shall have the right to place and maintain on the exterior or interior of each item of Furniture an inscription identifying Sublandlord’s ownership of the Furniture. Subtenant shall not remove, obscure, deface or obliterate the inscription or permit any other person to do so. Subtenant shall keep the Furniture and all right, title, and interest free and clear of all liens, charges, and encumbrances caused by Subtenant.

(c) Subtenant shall use the Furniture in a reasonably careful and proper manner and shall not permit any Furniture to be used in violation of any applicable federal, state, or local statute, law, ordinance, rule, or regulation relating to the possession, use or maintenance of the Furniture. Subtenant may reconfigure the Furniture without obligation to restore the Furniture to its original configuration provided that (i) the Furniture shall be returned to Sublandlord fully assembled in useable components, and (ii) Subtenant shall be responsible for any reconfiguration necessitated by any restoration of the Premises required hereunder or by the Master Landlord. Subtenant shall use only manufacturer authorized service providers to reconfigure, reassemble, disassemble, repair and maintain the Furniture. Subtenant agrees to reimburse Sublandlord for all damage to the Furniture arising from misuse or negligent acts by Subtenant, its employees and its agents. If any Furniture covered by this Sublease is damaged, lost, stolen or destroyed, or if any Furniture is damaged as a result of its use, maintenance or possession, Subtenant shall promptly notify Sublandlord of the occurrence and shall file all necessary reports, including those required by law and those required by insurers of the Furniture. Subtenant agrees to use the Furniture solely for business purposes consistent with all use requirements and restrictions under the Sublease. Subtenant shall return the Furniture to Sublandlord in accordance with the provisions of Paragraph 8.4(c) below. Any part installed in connection with warranty or maintenance service or which cannot be removed without damaging the Furniture shall become the property of Sublandlord.

(d) Sublandlord represents and warrants that, as of the Commencement Date, it has the right to permit Subtenant to use the Furniture and that there are no liens, charges or encumbrances on the Furniture. In the event the Master Lease terminates during the Term of the Sublease under circumstances which allow Subtenant to continue to occupy the Premises, Subtenant shall continue to have the right to use the Furniture, and shall continue to perform all of Subtenant’s obligations with respect to the Furniture, under all applicable terms and conditions of this Sublease.

1.8. Amenity Areas. The term “Amenity Areas” is defined as those portions of the Project consisting of the Amenity Building, which contains 15,660 rentable square feet, and the space in Building Four occupied by a cafeteria, which contains 21,510 rentable square feet. The Amenity Areas are available for use by Subtenant as provided in the Cafeteria Provisions and the Fitness Center Provisions contained in Exhibits E and F, respectively, attached to this Sublease.

1.9. First Floor Premises. In connection with Subtenant’s use of the First Floor Premises, Subtenant shall have the non-exclusive right to use the loading dock and adjacent staging area, as those areas are identified on the floor plan of the first floor of Building Four attached hereto as Exhibit B. Use of the loading dock and staging area will be subject to reasonable rules and regulations adopted by Sublandlord. Subtenant shall construct a wall (“Shipping Area Wall”) to demise the First Floor Premises from the balance of the first floor of Building Four. Subtenant shall not be entitled to directly access any portion of the first floor of Building Four from Subtenant’s First Floor Premises, other than the existing loading and shipping area. The Shipping Area Wall shall be constructed as part of Subtenant’s Word, as defined in the Work Letter attached as Exhibit I.

1.10. Amendment to Interwoven’s Sublease. This Sublease is expressly contingent upon a binding amendment to the existing sublease between Sublandlord and Interwoven, Inc. (“IWOV”) under which IWOV agrees to terminate its sublease with respect to the Premises on terms and conditions acceptable to Sublandlord. In the event such an amendment has not been executed by Sublandlord and IWOV on or before September 8, 2004, then Sublandlord and Subtenant shall each have the right to terminate this Sublease by written notice to Subtenant no later than September 15, 2004. If this Sublease is not terminated pursuant to the foregoing sentence, but the IWOV amendment has not been consented to by Master Landlord and all lenders with approval rights by September 30, 2004, then Sublandlord and Subtenant shall each have the right to terminate this Sublease by written notice to Subtenant no later than October 10, 2004.

2. Term.

2.1. Term. The term of this Sublease (“Term”) shall commence on the Sublease Commencement Date identified in the Basic Sublease Information (the “Sublease Commencement Date”) and shall expire on the Sublease Expiration Date identified in the Basic Sublease Information (the “Expiration Date”), subject to change in accordance with Paragraph 2.2 below. Sublandlord shall deliver possession of the First Floor Premises and the Fourth Floor Premises to Subtenant on the Sublease Commencement Date. Sublandlord shall deliver possession of the Third Floor Premises to Subtenant on January 1, 2005. After the occurrence of the Sublease Commencement Date, Sublandlord shall provide to Subtenant a Sublease Commencement Date Memorandum in the form attached to this Sublease as Exhibit G, which Memorandum Subtenant shall promptly execute and deliver to Sublandlord. Subtenant shall have no rights in any portion of the Premises or the Project prior to the Sublease Commencement Date, unless expressly provided otherwise in this Sublease.

2.2. Delay in Delivery. Sublandlord shall not be subject to any liability for its failure to deliver possession of the Premises or any portion thereof by the scheduled Sublease Commencement Date or any other particular date, nor shall such failure affect the validity of this Sublease or affect the Sublease Expiration Date; provided, however, that if Sublandlord fails to deliver possession of the First Floor Premises and the Fourth Floor Premises to Subtenant on or before Friday, October 15, 2004, Subtenant may, at its option, by notice to Sublandlord in writing no later than Friday, October 22, 2004, cancel this Sublease. If such written notice is not received by Sublandlord by 5:00 p.m. Pacific Time on October 22, 2004, Subtenant’s right to cancel shall terminate. For purposes of Subtenant’s notice under this Section 2.2, Subtenant may provide such notice via facsimile to each of the notice recipients specified below.

Name	Facsimile Number
Julie Ford-Tempesta:	(650) 390-1325
John Ederer	(650) 390-5656
Thomas Jacob	(650) 325-5572

2.3. Subtenant Compliance. Sublandlord shall not be required to tender possession of any portion of the Premises to Subtenant until Subtenant complies with its obligation to provide the evidence of insurance required. Pending delivery of such evidence, Subtenant shall be required to perform all of its obligations under this Sublease from and after the date Sublandlord was otherwise prepared to tender possession, including the payment of Rent, notwithstanding Sublandlord’s election to withhold possession pending receipt of such evidence of insurance. Further, if Subtenant is required to perform any other express conditions prior to or concurrent with the Sublease Commencement Date, the Sublease Commencement Date shall occur but Sublandlord may elect to withhold possession until such conditions are satisfied.

2.4. Early Occupancy Period. Subject to Master Landlord’s consent, during the period commencing on September 8, 2004 (or, if later, the date on which this Sublease is fully executed and delivered to Subtenant) and ending on the Sublease Commencement Date (the “Early Occupancy Period”), Subtenant shall be permitted to enter the First Floor Premises for the sole purposes of performing Subtenant’s Work (in compliance with all applicable provisions of the Work Letter attached hereto) and installing furniture, equipment, trade fixtures and cabling therein; provided, that prior to Subtenant’s entry in the First Floor Premises, Subtenant shall furnish to Sublandlord certificates of insurance satisfactory to Sublandlord evidencing Subtenant’s compliance with the requirements of Article 9 below. Subtenant’s occupancy of the First Floor Premises during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Sublease, except that Sublandlord agrees, subject to the last sentence of this Section 2.4, that Subtenant’s obligation to pay Base Rent during the Early Occupancy Period shall be waived. Notwithstanding the foregoing, if Subtenant occupies any part of the First Floor Premises during the Early Occupancy Period for purposes of doing business, then Subtenant shall pay to Sublandlord, in advance prior to commencing business operations and on or before the first day of each calendar month thereafter until the Sublease Commencement Date, Base Rent at the rate of $1.20 per rentable square foot of the First Floor Premises.

3. Rent.

3.1. Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) in the amount shown in the Basic Sublease Information. Base Rent shall be payable for the period beginning on the “Rent Commencement Date” shown in the Basic Sublease Information and continuing throughout the remainder of the Term. Base Rent is due and payable in advance on the first day of each calendar month; provided, however, that Base Rent for the first (1st) full month shall be due within ten (10) business days following receipt of Master Landlord’s consent to this Sublease. Base Rent is payable without notice or demand. Base Rent for any period during the Term which is less than one full calendar month shall be prorated based on the actual number of days in the calendar month involved.

3.2. Shared Expenses. In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the entire remaining Term, Subtenant shall pay to Sublandlord: (i) Subtenant’s Project Share of all Project Operating Expenses and all Master Lease Expenses, and (ii) Subtenant’s Building Share of all Building Expenses, in accordance with the following provisions. The term Operating Expense shall refer to both Project Operating Expenses and Building Expenses, except as otherwise expressly provided.

(a) “Subtenant’s Project Share” is determined by dividing the rentable square feet of the Premises by the total rentable square feet of the Project. Sublandlord and Subtenant conclusively agree that the Subtenant’s Project Share shall be the percentage set forth in the Basic Sublease Information (subject to increase in accordance with Paragraph 40).

(b) “Subtenant’s Building Share” with respect to a given Building is determined by dividing the rentable square feet of the Premises contained in the Building by the total rentable square feet of the Building. Sublandlord and Subtenant conclusively agree that with respect to Building Four, Subtenant’s Building Share shall be the percentage set forth in the Basic Sublease Information (subject to increase in accordance with Paragraph 40.

(c) “Building Expenses” is defined, for purposes of this Sublease, to include all costs incurred by Sublandlord in the management, operation, repair, maintenance and replacement of Buildings One, Two, Three and Four (including Building Common Areas, but not including the Amenity Area in Building Four containing the Cafeteria), including without limitation, the following: utilities and services provided by Sublandlord pursuant to Paragraph 7; maintenance and repairs performed by Sublandlord pursuant to Paragraph 8, including repair and maintenance of Building mechanical systems (HVAC, plumbing and electrical); roof repairs & maintenance (to the extent not performed by Master Landlord); fire, life safety systems, including sprinkler system and fire monitoring; window repairs; capital improvements and replacements; and a management fee of three percent (3%) of Building Expenses.

(d) “Master Lease Expenses” is defined, for purposes of this Sublease, to include all amounts paid or payable by Sublandlord under the Master Lease (including without limitation all real estate taxes, assessments, fees and other impositions in accordance with the provisions of Article IX, insurance premiums in accordance with the provisions of Article VII, operating charges, maintenance, repair and replacement costs and expenses in accordance with the provisions of Article VI, landscaping (including irrigation), parking lot and garage maintenance and repairs (including striping and sweeping), exterior pest control, roof maintenance and repairs, window washing, capital improvements and replacements, and a Management Fee), excepting therefrom Base Rent (as that term is defined in the Master Lease), the costs incurred by Sublandlord for the Tenant Improvements (as that term is defined in the Master Lease), and amounts incurred as a result of default by Sublandlord not caused by Subtenant.

(e) “Project Operating Expenses” is defined, for purposes of this Sublease, to include all costs incurred by Sublandlord in the management, operation, repair, maintenance and replacement of the Project (including the Common Areas and the Amenity Areas) in the exercise of its reasonable discretion, to the extent not included in Master Lease Expenses or Building Expenses, including the following:

(i) The operation, repair, replacement and maintenance in neat, clean, safe, good order and condition, of the Project (except to the extent Master Landlord is responsible for the Outside Areas under the Master Lease, the costs for which are passed through to Subtenant as Master Lease Expenses), including but not limited to, the following:

(aa) The Project Common Areas and Amenity Areas including their surfaces, coverings, decorative items, carpets, drapes and window coverings, and including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, stairways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roof, fences and gates;

(bb) All Project heating, ventilation, air conditioning, plumbing, electrical systems, back-up generators (including maintenance & repairs, routine testing, and permits for diesel storage onsite), life safety equipment, telecommunication and other equipment used in common by, or for the benefit of, lessees or occupants of the Project, including elevators and escalators, tenant directories, fire detection systems including sprinkler systems maintenance and repair.

(ii) Common Area trash disposal, and general Project security systems and security guards;

(iii) Any other service or utilities to be provided by Sublandlord that is elsewhere in this Sublease stated to be an “Operating Expense”;

(iv) The cost of the premiums for liability and property insurance policies to be maintained by Sublandlord under this Sublease;

(v) The cost of water, sewer, gas, electricity, and other utilities and services to the Project (e.g., lighting for the the parking lot, garage, café, fitness center, and other exterior areas);

(vi) Costs in connection with the Moffett Park Transportation Demand Management Plan (see Master Lease Section 5.07);

(vii) Labor, salaries, and applicable fringe benefits and costs, materials, supplies and tools, used in maintaining and/or cleaning the Project, including salaries and supplies of facilities staff at or below the level of building manager;

(viii) All costs associated with general tenant services made available to all subtenants of the Project, except as otherwise provided in this Sublease;

(ix) Accounting fees, property tax consulting fees and a management fee of three percent (3%) of actual Project Operating Expenses;

(x) The cost of any Capital Expenditure (defined in Paragraph 6.2) to the Project not payable by Subtenant under the provisions of Paragraph 6.2 below or by other subtenants of the Project, provided that such cost shall be amortized over the useful life (in accordance with generally accepted accounting principals) of each such Capital Expenditure item (including interest on the unamortized balance at the “Agreed Rate” as defined in Section 17.02 of the Master Lease) and Subtenant shall pay the portion of such amortized cost attributable to the balance of the Term of this Sublease;

(xi) Replacements of equipment or improvements, provided that such cost shall be amortized over the useful life (in accordance with generally accepted accounting principals) of each such replacement item (including interest on the unamortized balance at the Agreed Rate and Subtenant shall pay the portion of such amortized cost attributable to the balance of the Term of this Sublease, ;

(xii) Cafeteria operations, including without limitation all cleaning, janitorial services and associated supplies, purchases and repair and maintenance of equipment, repairs and maintenance of windows and building mechanical systems (e.g., HVAC, plumbing, electrical), utilities and services; and

(xiii) Fitness Center operations, including without limitation all cleaning, janitorial services and associated supplies, purchases and repair and maintenance of equipment (including AV system equipment), repairs and maintenance of windows and building mechanical systems (e.g., HVAC, plumbing, electrical), utilities and services.

The following items shall be excluded from Operating Expenses:

(1) Costs incurred solely for the benefit of Sublandlord or Sublandlord’s employees, agents, contractors and invitees

(2) Depreciation;

(3) Real estate brokers’ leasing commissions, and advertising expenses incurred in connection with the subleasing of the Project;

(4) Costs for which Sublandlord is reimbursed by its insurance carrier or any subtenant’s insurance carrier;

(5) Costs for all repairs, replacements, items, utilities and/or services for which Subtenant or any other subtenant in the Project reimburses Sublandlord;

(6) Costs incurred by Sublandlord for services which Sublandlord provides selectively to one or more subtenants (other than Subtenant, which costs shall be billed directly to Subtenant) without reimbursement;

(7) Sums payable as a result of Sublandlord’s default under any of its obligations under the Master Lease or this Sublease (except to the extent such default is a result of Subtenant’s default under this Sublease); and

(8) Master Lease Expenses (provided that the exclusion of Master Lease Expenses from Operating Expenses shall not affect Subtenant’s obligation to pay Master Lease Expenses as set forth herein).

(9) Ground rents.

(10) Payments on any mortgage or other encumbrance

(11) Expenses incurred solely for purposes of leasing, marketing, advertising, or in procuring new subtenants, including costs of initial tenant imporvements.

(12) Legal expenses incurred in enforcing the terms of any other sublease.

(13) Costs resulting from Sublandlord’s violation of any agreement to which Sublandlord is a party, or of any applicable laws, ordinances, rules, regulations or orders.

(14) Any expenses for which Sublandlord actually receives payment from insurance, other subtenants, or any other like source, to the extent of such payment.

(15) Any other permissible costs to the extent they exceed market rates.

(16) Memberships, tuition, seminars and charitable, political or religious contributions.

(17) Costs, fees and expenses associated with the formation and administration of the ownership entity constituting Sublandlord, and of its affiliates, such as costs of tax returns, annual audits or appraisals.

(18) Costs arising from earthquake, hurricane or terrorism insurance, unless required of Sublandlord by a third party such as a lender.

(19) Costs for sculpture, paintings or other objects of art.

(20) Costs incurred for any items to the extent covered (and payment is received) by a manufacturer’s, vendor or contractor’s warranty.

(21) Contributions or additions to any Building reserve funds.

(22) Costs incurred to remove, remedy, contain or treat any Hazardous Materials on, in or about the Premises, the Project or the Building (including, without limitation Hazardous Materials in the ground water or soil) to the extent such Hazardous Materials are introduced into the real property after the Sublease Commencement Date by Sublandlord or Sublandlord’s agents, employees or other subtenants in violation of Environmental Laws in effect as of the date of introduction.

In the calculation of any expenses hereunder, it is understood that no expense shall be recovered more than once. Sublandlord’s reasonable application of this Paragraph 3.2 in allocating expenses among the various expense categories shall be binding, provided that Sublandlord shall be reasonably consistent in its treatment of expenses among subtenants of the Project. In addition, to the extent that Sublandlord can avoid incurring any expense described hereunder by enforcing available warranties or the like, Sublandlord agrees to make commercially reasonable efforts to do so. Sublandlord shall use commercially reasonable efforts to effect an equitable proration of bills for services rendered to the Project. Sublandlord agrees to keep books and records showing the Operating Expenses in accordance with generally accepted accounting principles consistently maintained on a year-to-year basis.

(f) Gross-Up. If the occupancy of the Project during any part of the term of this Sublease is less than 100 percent, Sublandlord shall make an appropriate adjustment of the variable components of Operating Expenses and Master Lease Expenses for that period, as reasonably determined by Sublandlord using sound accounting and management principles, to determine the amount of Operating Expenses and Master Lease Expenses that would have been incurred had the Project been 100 percent occupied. This amount shall be considered to have been the amount of Operating Expenses and Master Lease Expenses for that period. For purposes of this provision, “variable components” include only those component expenses that are affected by variations in occupancy levels.

(g) Payment. Subtenant shall pay Subtenant’s Project Share of (i) Project Operating Expenses and (ii) Master Lease Expenses, and shall pay Subtenant’s Building Share of Building Expenses for Building Four (such expenses being collectively defined as “Sublease Expenses”) for all Sublease Expenses reasonably allocable, in Sublandlord’s opinion, to the period beginning with the Sublease Commencement Date and continuing throughout the entire Term. Sublandlord shall estimate Subtenant’s share of annual Sublease Expenses and notify Subtenant of such amount, which shall be paid by Subtenant in equal monthly installments on the same day as the Base Rent is due hereunder. Sublandlord shall have the right to revise its estimate of Subtenant’s share of annual Sublease Expenses (and the related monthly installment amount) at intervals no more frequently than every six (6) months, which upon thirty (30) days notice to Subtenant shall be the new amount of the monthly installments due with Base Rent. Sublandlord shall deliver to Subtenant within one hundred twenty (120) days after the expiration of each calendar year a reasonably detailed statement showing Subtenant’s share of the actual Sublease Expenses incurred during the preceding year (“Annual Expense Statement”) accompanied by appropriate supporting documentation (provided that, with regard to Master Lease Expenses, Sublandlord shall not be required to provide more information than has been offered to Sublandlord). If Subtenant’s payments under this Paragraph 3.2(g) during said preceding calendar year exceed Subtenant’s share as indicated on said Annual Expense Statement, Subtenant shall be entitled to credit the amount of such overpayment against Subtenant’s share of Sublease Expenses next falling due, or if the Sublease term has expired, Sublandlord shall deliver a cash refund to Subtenant with the Annual Expense Statement. If Subtenant’s payments under this paragraph during said preceding calendar year were less than Subtenant’s share as indicated on said Annual Expense Statement, Subtenant shall pay to Sublandlord the amount of the deficiency within ten (10) business days after delivery by Sublandlord to Subtenant of said Annual Expense Statement. All determinations of Sublease Expenses shall be made by Sublandlord in accordance with sound accounting and management principles and shall be binding on Subtenant for the purpose of initial payment; provided, however, that Subtenant shall have the right to object in good faith to Sublandlord’s determinations of Sublease Expenses in accordance with the procedure in Paragraph 3.2(h) and seek a credit (or refund after the term expires) of correctly disputed amounts.

(h) Audit. On Subtenant’s written request given not more than ninety (90) days after Subtenant’s receipt of an Annual Expense Statement, provided that Subtenant is not then in default under this Sublease beyond the applicable cure period provided in this Sublease, Sublandlord shall provide Subtenant with a reasonable opportunity to review the books and records supporting such determination of Sublease Expenses in the office of Sublandlord, or Sublandlord’s agent, during business hours. Sublandlord shall provide this opportunity to inspect within twenty (20) days of Subtenant’s written request.

Within fifteen (15) days following Subtenant’s inspection, Subtenant and Sublandlord shall concurrently be provided with any audit report prepared in connection with such inspection, and Subtenant shall advise Sublandlord if Subtenant disputes the Sublease Expenses or Subtenant’s share of them as set forth in the applicable Monthly Expense Statement or Annual Expense Statement. Thereafter, if Sublandlord ascertains that an error has been made, Subtenant’s sole remedy shall be for the parties to make such appropriate payments or reimbursements, as the case may be, including interest on any such amount at the Agreed Rate, to each other as are determined to be owing, provided that any reimbursements payable by Sublandlord to Subtenant may, at Sublandlord’s option, instead be credited against the Base Rent next coming due under this Sublease unless the Sublease term has expired, in which event Sublandlord shall refund the appropriate amount to Subtenant. If Subtenant fails to make a written request to review Sublandlord’s books and records within ninety (90) days of receipt of an Annual Expense Statement as described above, then Subtenant shall have no further right to conduct such a review or to dispute any Sublease Expense set forth in such Annual Expense Statement.

Subtenant shall keep any information gained from its review of Sublandlord’s records confidential and shall not disclose it to any other party, except as required by law. If requested by Sublandlord, Subtenant shall require its employees or agents reviewing Sublandlord’s records to sign a confidentiality agreement as a condition of Sublandlord providing Subtenant the opportunity to inspect under this Paragraph 3.2(h). Notwithstanding anything in this Paragraph 3.2(h) to the contrary, with regard to Master Lease Expenses, Sublandlord shall not be required to provide more information to Subtenant than is offered to Sublandlord.

3.3. Generally. All monetary obligations of Subtenant under this Sublease shall be deemed rent and shall be referred to herein as “Rent”. Rent is payable without any setoff, deduction, abatement, or offset whatsoever, except as otherwise expressly provided herein. Acceptance of a payment which is less than the amount then due shall not be a waiver of Sublandlord’s rights to the balance of such Rent, regardless of Sublandlord’s endorsement of any check so stating. Rent is payable in lawful money of the United States and shall, unless otherwise provided herein, be paid to Sublandlord at: Ariba, Inc., at the address shown in the Basic Sublease Information above; or at such other place as Sublandlord may specify from time to time by written notice to Subtenant.

3.4. Late Payment. If Subtenant shall fail to pay any Rent so that it is received within five (5) days (or ten (10) days in the case of Sublease Expenses only) of the date when payment is due, such unpaid amount shall bear interest from the due date to the date of payment at the lower of the following rates: (i) the Agreed Rate and (ii) the maximum rate allowed by applicable usury law. Subtenant acknowledges that late payment of Rent will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amounts of which are extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges which may be imposed on Sublandlord by the terms of the Master Lease. Therefore, if any installment or other payment of Rent due from Subtenant is not received by Sublandlord within five (5) days of the date when payment is due, Subtenant shall pay to Sublandlord an additional sum of six percent (6%) of the amount of the installment. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of late payment by Subtenant. Late charges are due and payable on the day incurred and interest shall accrue on such late charges as described above until payment of the late charge is made. Acceptance of any interest or late charge shall not constitute a waiver of Subtenant’s default with respect to the overdue amount, or prevent Sublandlord from exercising any of the other rights and remedies available to Sublandlord. Subtenant shall further pay to Sublandlord the sum of Five Hundred Dollars ($500) for any check from Subtenant to Sublandlord which is returned or not honored by the bank on which it is drawn, which sum the parties agree is a fair and reasonable estimate of the cost to Sublandlord of handling such returned or dishonored check and the acceptance of which shall not constitute a waiver of Subtenant’s default with respect to the returned or dishonored payment, or prevent Sublandlord from exercising any of the other rights and remedies available to Sublandlord.

4. Intentionally Omitted.

5. Use.

5.1. Use. Subtenant shall use the Premises for those uses permitted under the Master Lease (“Agreed Use”), and for no other purpose, without the prior written consent of Sublandlord (which consent may be withheld in Sublandlord’s reasonable discretion) and the Master Landlord (which consent may be withheld by Master Landlord pursuant to the terms of Section 5.01 of the Master Lease). Subtenant’s use of the Premises shall be subject to all of the terms and conditions of the Master Lease relating to use.

5.2. Hazardous Materials.

(a) Reportable Uses Require Consent. The term “Hazardous Materials” as used in this Sublease shall be defined as in subsection 17.22(a) of the Master Lease. Subtenant shall not engage in any activity in or on the Premises which constitutes a Reportable Use (as defined below) of any Hazardous Materials without the express prior written consent of Sublandlord and timely compliance at Subtenant’s expense with all Applicable Requirements as defined in Paragraph 5.3. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of any Hazardous Materials that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of any Hazardous Materials with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, subject to consent of Master Landlord and in compliance with all Applicable Requirements Subtenant may use and/or store any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, so long as such use is not a Reportable Use and such use does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Sublandlord to any liability therefor. In addition, Sublandlord may condition its consent to any Reportable Use upon receiving written consent of Master Landlord and such additional assurances as Sublandlord reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Sublease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the size of any (or, if none, require a) security deposit.

(b) Duty to Inform Sublandlord. If Subtenant knows, or has reasonable cause to believe, that any Hazardous Materials have come to be located in, on, under or about the Premises, other than as previously consented to by Sublandlord, Subtenant shall immediately give written notice of such fact to Sublandlord, and provide Sublandlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(c) Subtenant Remediation. Subtenant shall not cause or permit any Hazardous Materials to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system). To the extent that any contamination in violation of Environmental Laws (as defined in Section 17.22(a) of the Master Lease) was caused or materially contributed to by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors, or results from any Hazardous Materials brought onto the Premises during the term of this Sublease by or for Subtenant or any third party, Subtenant shall promptly, at Subtenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for (i) the cleanup of such contamination, and (ii) the maintenance, security and/or monitoring of the Premises or neighboring properties with respect to such contamination.

(d) Indemnification. Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord, their agents, employees, Lenders (as defined with respect to Sublandlord in Paragraph 29.1 of the Sublease and as used by Master Landlord in the Master Lease), and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any

Hazardous Materials brought onto the Project during the term (and any extension thereof) of this Sublease in violation of Environmental Laws or the Master Lease by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors. Subtenant’s obligations shall include, but are not limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Subtenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublandlord and Subtenant shall release Subtenant from its obligations under this Sublease with respect to Hazardous Materials, unless specifically so agreed by Sublandlord in writing at the time of such agreement. Sublandlord shall indemnify, defend and hold Subtenant and Master Landlord and their respective agents and employees, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Materials brought onto the Project in violation of Environmental Laws or the Master Lease by Sublandlord, its agents, employees, invitees, vendors, contractors, guests or visitors (not including subtenants or other occupants of the Project). Sublandlord’s obligations shall include, but are not limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Sublandlord, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Sublease. No termination, cancellation or release agreement entered into by Sublandlord and Subtenant shall release Sublandlord from its obligations under this Sublease with respect to Hazardous Materials, unless specifically so agreed by Subtenant in writing at the time of such agreement.

(e) Disclosure. Sublandlord represents that to Sublandlord’s actual knowledge (without duty of investigation) it has provided Subtenant with a description of the Hazardous Materials on or beneath the Project as of the date of the Master Lease, contained in the reports listed on Exhibit I to the Master Lease (the Master Lease and all of its exhibits being Exhibit A to this Sublease) and such further documents listed on Exhibit L attached to this Sublease (collectively, the “Environmental Reports”). Subtenant acknowledges that it has received all of the Environmental Reports and that in providing the Environmental Reports, Sublandlord has satisfied its obligations of disclosure pursuant to California Health & Safety Code Section 25359.7 which requires:

“Any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath that real property shall, prior to the sale, lease or rental of the real property by that owner, give written notice of that condition to the buyer, lessee or renter of the real property.”

5.3. Subtenant’s Compliance with Applicable Requirements. Except as otherwise expressly provided in this Sublease, Subtenant shall, at Subtenant’s sole expense, fully, diligently and in a timely manner, comply with all applicable laws, covenants or restrictions of record, regulations, ordinances, and building codes (“Applicable Requirements”), the reasonable requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Sublandlord’s engineers and/or consultants of which Subtenant has been notified in writing which relate in any manner to the Premises or the Agreed Use of the Premises, without regard to whether said requirements are now in effect or become effective later. Subtenant shall, within 10 days after receipt of Sublandlord’s written request, provide Sublandlord with copies of all permits and other documents, and other information evidencing Subtenant’s compliance with any Applicable Requirements specified by Sublandlord, and shall immediately upon receipt, notify Sublandlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Subtenant or the Premises to comply with any Applicable Requirements.

5.4. Inspection; Compliance. Subject to confidentiality requirements of Paragraph 34, Sublandlord, Master Landlord and any of Sublandlord’s or Master Landlord’s Lenders (as defined in Paragraph 29.1) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times during normal business hours and upon reasonable prior written notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Subtenant with this Sublease. The cost of any such inspections shall be paid by

Sublandlord, unless a violation of Applicable Requirements or a contamination caused or contributed to by Subtenant, its agents, employees, invitees, vendors, contractors, guests or visitors, is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority based on a belief of the existence of such contamination. In such case, Subtenant shall upon request reimburse Sublandlord for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. Sublandlord, Master Landlord and Lenders of Sublandlord or Master Landlord shall be accompanied by an employee of Subtenant (if required by Subtenant) during non-emergency entries. Subtenant agrees to make an employee available on request for this purpose.

6. Delivery of Possession.

6.1. Condition. Subject to Paragraph 6.2 below, Sublandlord shall tender possession of the Premises to Subtenant broom clean and free of debris. Sublandlord represents and warrants that to Sublandlord’s knowledge the Premises’ roof, structural components, elevators, heating, ventilation and air conditioning (“HVAC”), plumbing and electrical systems, and the parking areas and Common Area lighting, are operational and in good condition and comply with the Applicable Requirements as of the Sublease Commencement Date, except as disclosed in the Architectural and Engineering Site Investigation Report for Ariba Building 4 dated February 8, 2002, prepared by Rumsey Engineers and Facilicorp (the “Site Report”), which Subtenant acknowledges receiving a copy of. Except as expressly provided in this Sublease, Sublandlord specifically disclaims any and all representations and warranties, express or implied, oral or written, associated with the Premises, including but not limited to those concerning habitability, safety, suitability or fitness for Subtenant’s intended purposes. Except for those items described in the Site Reports, in the event that any components of the Premises’ roof, structural components, elevators, heating, ventilation and air conditioning (“HVAC”), plumbing and electrical systems are not operational and in good condition or do not comply with the Applicable Requirements as of the Sublease Commencement Date (“Non-conforming Matter”), then Sublandlord shall have no liability except that Sublandlord agrees to use commercially reasonable efforts to enforce its rights against third parties, including the Master Landlord, insurance carriers and contractors involved with construction of the Project, for the repair of such Non-conforming Matter.

6.2. Compliance. Sublandlord makes no representation or warranty whatsoever with respect to compliance of the Premises with the Applicable Requirements except as expressly provided herein. If Subtenant knows, or has reasonable cause to believe, that any violation of an Applicable Requirement exists, Subtenant shall immediately give written notice of such fact to Sublandlord, and provide Sublandlord with a copy of any report, notice, claim or other documentation which it has concerning such violation or possible violation. With respect to any violation of the Applicable Requirements currently in effect which are not Non-conforming Matters addressed by Paragraph 6.1, Subtenant shall be responsible for all costs of bringing the Premises into compliance. Subject to allocation of costs as set forth below, performance of the work necessary to bring the Premises into compliance shall be the responsibility of Subtenant if Sublandlord so elects. Subtenant is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Subtenant’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Applicable Requirements are hereafter changed so as to require during the term of this Sublease the construction of an addition to or an alteration of the Project, the remediation of any Hazardous Materials not known as of the Sublease Commencement Date, or the reinforcement or other physical modification of the Project (“Capital Expenditure”), then Sublandlord and Subtenant shall allocate the cost of such work as follows:

(a) Subject to Paragraph 6.2(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Subtenant as compared with uses by tenants in general, Subtenant shall be fully responsible for the cost thereof.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Subtenant (such as, governmentally mandated seismic modifications), then with respect to the portion of such costs reasonably attributable to the Premises, the costs shall be amortized over the remaining term of the Master Lease (including interest on the unamortized balance at the Agreed Rate), and Subtenant shall be responsible for paying such amortized costs during the balance of the Sublease term.

(c) Notwithstanding the above, the provisions of this Paragraph 6.2 concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Subtenant as a result of an actual or proposed change in use from that contemplated as of the date of execution of this Sublease, change in intensity of use from that contemplated as of the date of execution of this Sublease, or modification to the Premises then, and in that event, Subtenant shall be fully responsible for the cost thereof, and Subtenant shall not have any right to terminate this Sublease.

6.3. Acknowledgements. Subtenant acknowledges that Subtenant has made such investigation as it deems necessary with reference to the physical condition of the Property and assumes all responsibility therefor (except as expressly provided in Paragraph 6.1 and 6.2) as the same relate to its occupancy of the Premises, and Sublandlord has not made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

6.4. Subtenant’s Work. Upon receiving possession of the Premises, Subtenant shall be allowed to construct, at its sole cost and expense, certain additions, alterations and improvements in the Premises (“Subtenant’s Work”) on the terms and conditions contained in the Work Letter attached hereto as Exhibit I.

7. Utilities and Services.

7.1. Standard Utilities and Services. Subject to applicable government rules, regulations, and guidelines and the rules or actions of the utility furnishing the service, and except as provided in Paragraph 7.5 below, Sublandlord shall provide the utilities and services described in this Paragraph 7.1 on all days during the term of this Sublease, unless otherwise stated in this Sublease. The cost of all utilities and services described in this Paragraph 7 shall be reimbursed to Sublandlord as Building Expenses or Project Operating Expenses, as applicable, except as otherwise expressly provided.

(a) Heating and Air-Conditioning; Building Hours; Subtenant Access. Subject to Paragraph 7.1(g) below, Sublandlord shall provide heating and air–conditioning when necessary for normal comfort for normal office use in the Premises, at the hours and times selected by Subtenant in its reasonable discretion, provided that in the event that Subtenant requires heating and/or air-conditioning on a frequency substantially in excess of normal business hours (7am – 7pm Monday to Friday and 8am to 1pm on Saturday), such excess use shall be treated as overstandard use as set forth in Paragraph 7.1(f) hereof. Sublandlord shall provide access to the lobby of any multi-tenant Buildings occupied by Subtenant for use by Subtenant’s invitees on Mondays through Fridays from 8 a.m. through 5 p.m., excluding Holidays (“Building Hours”).

(b) Electricity and Gas. Sublandlord shall provide gas and electricity for lighting and power in the Premises twenty-four (24) hours per day, seven (7) days per week, if:

(i) The connected electrical load for lighting does not exceed an average of one (1) watt per square foot of the Premises during the Building Hours on a monthly basis; and

(ii) The connected electrical load (encompassing HVAC and office “plug load” meaning the electrical receptacles/outlets where Subtenant may run electrical office equipment and machinery) for all other power purposes does not exceed an average of seven (7) watts per square foot of the Premises during Building Hours on a monthly basis.

Except as exists in the Premises as of the Sublease Date, or as mutually agreed in writing by the parties, electricity for Subtenant’s lighting and other power purposes shall be at approximately one hundred and ten (110) volt, and no electrical receptacle/outlet in the Premises for the supply of power shall require a current capacity exceeding 110 volts

AC/twenty (20) amperes; and no electrical receptacle/outlet for the supply of power shall require a current capacity exceeding 208 volts AC/twenty (20) amperes. Subtenant shall replace lamps, starters, and ballasts for all Building-standard and non–Building-standard lighting fixtures within the Premises with parts and equipment of the same make and model and at Subtenant’s expense. Sublandlord expressly reserves the right to select the electricity providers for the Buildings and/or the Project.

(c) Water; Trash Disposal. Sublandlord shall provide water from the regular Building outlets for drinking, lavatory, and toilet purposes. Sublandlord shall provide regular trash disposal.

(d) Janitorial Services. Sublandlord shall provide janitorial services in and about the Premises on Mondays through Fridays, except on Holidays. Sublandlord shall not be required to provide janitorial services to above–standard improvements installed in the Premises. Subtenant may procure additional janitorial services for the Premises, provided that such services shall be procured solely from Sublandlord’s designated janitorial service, under a separate contract directly between Subtenant and such janitorial service, at Subtenant’s sole and exclusive cost.

(e) Elevator. Sublandlord shall provide elevator service for the use of Subtenant in Buildings in which it occupies space on the second or higher floor 24 hours a day, 7 days a week, year-round (except for non-operation for maintenance and safety purposes). Subtenant shall not use the elevators to access areas of the Buildings occupied by other tenants and Sublandlord reserves the right to take appropriate measures to restrict such access. Subtenant shall release Sublandlord and shall indemnify, protect, defend, and hold Sublandlord harmless from all liabilities, claims, costs, expenses, and damages arising therefrom or in connection with Subtenant’s use and the use of its employees, contractors, suppliers, customers, and invitees.

(f) Overstandard Subtenant Use. Subtenant shall not, without Sublandlord’s prior written consent, use heat–generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises that may affect the temperature otherwise maintained by the air–conditioning system or increase the water normally furnished to the Premises by Sublandlord under this Paragraph. Furthermore, Subtenant shall not use any machines or equipment where such use is in violation of the Master Lease.

Sublandlord shall have the right to install supplementary air–conditioning units or other facilities in the Premises, including supplementary or additional metering devices. On billing by Sublandlord, Subtenant shall pay the cost for such supplementary facilities, including the cost of (a) installation, operation, and maintenance; (b) increased wear and tear on existing equipment; and (c) other similar charges.

If Subtenant uses water, electricity, heat, or air–conditioning in excess of that agreed upon under this Paragraph (as a result, for example, of extended hours of operation, heavier use of duplicating, computer, telecommunications, or other equipment in excess of the normal use for general office uses in the Project, or a density of workers in excess of the normal density (which the parties agree is one person per 250 square feet of rentable space) for general office uses in the Project) Subtenant shall pay to Sublandlord, on billing, the cost of (a) the excess service; (b) installation, operation, and maintenance of equipment installed to supply the excess service; and (c) increased wear and tear on existing equipment caused by Subtenant’s excess consumption. Sublandlord may install devices to separately meter any increased use or reasonably and equitably estimate the cost of such increased use. On demand, Subtenant shall pay the increased cost directly to Sublandlord, including the cost of the additional metering devices.

Subtenant’s use of electricity shall never exceed the capacity of the feeders serving the Premises or the risers or wiring installation. If heat, ventilation, or air–conditioning are used on the Premises during hours other than those for which Sublandlord is obligated to supply such utilities under this Paragraph, Sublandlord shall supply such utilities to Subtenant at an hourly cost to Subtenant as Sublandlord shall from time to time establish. Amounts payable by Subtenant to Sublandlord under this Paragraph 7.7 for use of additional utilities shall be payable in their entirety by Subtenant upon invoicing by Sublandlord and are excluded from Operating Expenses.

(g) Interruption of Utilities. Subtenant agrees that Sublandlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services) or for diminution in the quality or quantity of any utility or service when the failure, delay, or diminution is entirely or partially caused by:

(i) Breakage, repairs, replacements, or improvements unless resulting from the active negligence or wilfull misconduct of Sublandlord;;

(ii) Strike, lockout, or other labor trouble;

(iii) Inability to secure electricity, gas, water, or other fuel at the Building unless resulting from the active negligence or wilfull misconduct of Sublandlord;;

(iv) Accident or casualty unless caused by the active negligence or wilfull misconduct of Sublandlord;

(v) Act or default of Subtenant or other parties; or

(vi) Any other cause beyond Sublandlord’s reasonable control.

Such failure, delay, or diminution shall not be considered to constitute an eviction or a disturbance of Subtenant’s use and possession of the Premises or relieve Subtenant from paying Rent or performing any of its obligations under this Sublease.

Sublandlord shall not be liable under any circumstances for a loss of or injury to property, for personal injury or death, or for injury to or interference with Subtenant’s business, including loss of profits through, in connection with, or incidental to a failure to furnish any of the utilities or services under this Paragraph 7, unless such failure is caused by Sublandlord’s active negligence or willful misconduct. Sublandlord may comply with mandatory or voluntary controls or guidelines promulgated by any government entity relating to the use or conservation of energy, water, gas, light, or electricity or the reduction of automobile or other emissions without creating any liability of Sublandlord to Subtenant under this Sublease as long as compliance with voluntary controls or guidelines does not materially and unreasonably interfere with Subtenant’s use of the Premises.

(h) Utility Providers. Provided that Subtenant receives a reasonable pro-rata share of any discounts, credits or any other financial concessions that Sublandlord receives, Sublandlord may, in Sublandlord’s sole and absolute discretion, at any time and from time to time, contract, or require Subtenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with utility service providers of Sublandlord’s choosing, Subtenant shall fully cooperate with Sublandlord and any utility service provider selected by Sublandlord. Subtenant shall permit Sublandlord and the utility service provider to have reasonable access (subject to the provisions of Paragraph 32) to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters. Subtenant shall either pay or reimburse Sublandlord for its share of costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) days after Sublandlord’s written demand for payment or reimbursement. Under no circumstances shall Sublandlord be responsible or liable for any loss, damage, or expense that Subtenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Subtenant’s needs, or for any failure, interference, or defect in any utility service. No such change, failure, interference, or defect shall constitute an actual or constructive eviction of Subtenant, or entitle Subtenant to any abatement of Rent, or relieve Subtenant from any of Subtenant’s obligations under this Sublease.

7.2. Telecommunications. Except as detailed in Subtenant’s Work Conceptual Plans (as defined in the Work Letter attached hereto as Exhibit I, neither Subtenant nor its contractors, representatives, or service providers shall, without Sublandlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), install, maintain, operate, alter, repair, or replace any wire, cable, conduit, antenna, satellite dish or other facility or equipment for use in connection with any telephone, television, telecommunications, computer, Internet, or other communications or electronic systems, services or equipment (which systems, services, and equipment are referred to collectively as “Telecommunications Equipment”) in, on, or about any Building or the roofs or exterior walls. Without limiting the generality of the foregoing, Sublandlord shall have the right to limit the number of carriers, vendors, or other operators providing Telecommunications Equipment in or to the Project, as deemed reasonably necessary or appropriate by Sublandlord for the orderly and efficient management and operation of the Project. Any determination made by Sublandlord under this Paragraph shall be made in accordance with Sublandlord’s sole discretion, provided, however, that with regard to any request by Subtenant to install Telecommunications Equipment on the roof of a Building, Subtenant agrees that Sublandlord may, without limitation, condition its consent on the installation by Subtenant, at its sole cost and expense, of a structural platform and/or access walkway to protect the roof from damage from the placement of and access to such Telecommunications Equipment. Sublandlord may also require (i) that any such work on or involving the roof (and including, without limitation, any roof penetrations approved by Sublandlord) be performed, at Subtenant’s cost, by a contractor designated or approved by Sublandlord; (ii) Subtenant’s obtaining and paying for all costs associated with obtaining proper clearances for personnel involved in erecting, operating, or maintaining such Telecommunications Equipment from the Department of the Air Force or Onizuka Air Station; (iii) Subtenant’s obtaining Onizuka Air Station approval to erect any Radio Frequency Emitters, antenna towers, or antenna arrays so as to avoid radio frequency interference; (iv) Subtenant’s compliance with any additional requirement of the Department of the Air Force and/or Onizuka Air Station; and (v) proper evidence of compliance with all requirements of the Master Lease. In addition, if Sublandlord determines that the riser or telecommunications closet space in a Building is inadequate to accommodate any Telecommunications Equipment proposed by Subtenant along with the existing and/or future needs of other occupants and users of the Building and/or the Project, Sublandlord may condition Sublandlord’s approval of Subtenant’s Telecommunications Equipment on the construction of additional riser or telecommunications closet space as designated by Sublandlord at Subtenant’s expense.

Any installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment by or for Subtenant shall be subject to all of the requirements and provisions of this Sublease and the Master Lease, and shall not interfere with the operation (including, without limitation, transmissions, or reception) of any other Telecommunications Equipment located in the Project. Subtenant acknowledges that there is limited space and facilities in the Buildings to accommodate Telecommunications Equipment, and agrees to reasonably cooperate with Sublandlord and with other providers and users of Telecommunications Equipment to share the available space and facilities and to coordinate the efficient collocation of Telecommunications Equipment in the Project. Access to and use of space within conduit, utility closets, risers, raceways, switching rooms, the roof, and other facilities in the Buildings for the installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment shall be subject to Sublandlord’s reasonable approval and to such rules and regulations as may be promulgated by Sublandlord from time to time. Subtenant shall repair any damage caused by Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment, and shall indemnify, protect, defend, and hold Sublandlord harmless from all liabilities, claims, costs, expenses, and damages arising therefrom or in connection therewith, including, without limitation: (i) any claims by other tenants of the Project or other third parties that Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment has caused interference or interruption with the operation of other Telecommunications Equipment; and (ii) any voiding of or other effect that Subtenant’s installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment may have on any warranty with respect to the roof or other portions of the Project. Sublandlord shall not be liable for any damage to or interference with Subtenant’s business or any loss of income from it, or for loss of or damage to Subtenant’s Telecommunications Equipment caused by or resulting from any damage to or interference with Subtenant’s Telecommunications Equipment, or the operation of it, including without limitation, damage, or interference caused by or resulting from the installation, maintenance, operation, alteration, repair, or replacement of other Telecommunications Equipment in the Project, whether by or for Sublandlord, other tenants of the Project, or other third parties, and Subtenant waives all claims against Sublandlord for it, except that Sublandlord shall indemnify, protect, defend, and hold Subtenant harmless from all liabilities, claims, costs, expenses, and damages (excluding lost profits and other consequential damages) to the extent arising out of or in connection with the active negligence or willful acts of Sublandlord or its agents, employees, or representatives. Sublandlord’s approval of Subtenant’s installation of any Telecommunications Equipment shall not constitute a representation that any such Telecommunications Equipment will function effectively in or on the Building.

7.3. Utility Additions. Sublandlord reserves the right to install new or additional utility facilities throughout the Project for the benefit of Sublandlord or Subtenant, or any other tenant of the Project, including without limitation such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems.

7.4. Security.

(a) Common/Amenity Areas. Sublandlord shall contract with a third party security company (“Security Company”) for twenty-four (24) hour manned security services for the Common Areas and the Amenity Areas, at such levels of protection, in such a manner, and at such times as consistent with the level of security provided at other Class A campus/office building projects in the City of Sunnyvale, the cost of which shall be included in Project Operating Expenses or Building Expenses, as applicable. Such services may include: guard patrol, monitoring of the access control system, issuing and programming access control cards, rotation and storage of closed circuit television tapes, and coordination of responses to fire and medical emergencies.

(b) Premises. Sublandlord shall contract for a base level of security services as follows: (i) guard service provided by the Security Company selected and hired by Sublandlord to manage Project security, and (ii) the security equipment serving the Premises, including the control of access thereto, as part of the integrated Project security system (“Security System”), which system will be centrally-operated by the Security Company and includes monitoring of the access control system, issuing and programming access control cards, rotation and storage of closed circuit television tapes. Such Security System shall allow for Subtenant to control access to the Premises in its sole discretion, subject to Paragraph 32 and Master Landlord’s rights under the Master Lease. Sublandlord makes no representation that the base level of security services specified are adequate to protect Subtenant’s property, business operations or persons in the Premises.

Subtenant shall be required to comply with and shall cause Subtenant’s employees, agents, independent contractors, guests and invitees to comply with all procedures and policies required by the Security Company or Sublandlord in connection with Project security. Subtenant acknowledges that the security protection provided to the Premises by the Security Company is by its nature a shared service for the benefit of all Project tenants and that Premises security may be adversely impacted as a result of simultaneous fire and medical emergencies taking place in separate areas of the Project, and that Subtenant shall have no claim for reduction of payments required under this Paragraph 7.12 or any other sort of claim in connection with any such circumstance.

(c) Additional Security Services. Subtenant may obtain additional security services for the Premises, provided that such services shall be obtained solely from the Security Company engaged by Sublandlord for Project security, under a separate contract directly between Subtenant and Security Company, at Subtenant’s sole and exclusive cost. If any such additional security services obtained by Subtenant increases the cost of the security services being provided by Sublandlord (such as, by way of example only, if additional card readers or cameras requires an upgrade in the Security System), Subtenant shall reimburse Sublandlord for such increased costs promptly upon receipt of an invoice from the Sublandlord.

(d) No Warranty; Indemnity and Release. Sublandlord makes no warranty or representation of any kind whatsoever with regard to the Security Company or the Security System or the services provided under this Paragraph 7.4, including without limitation their quality, adequacy, efficacy or appropriateness. Provided Sublandlord has contracted with a third party security company for services as provided in Paragraphs 7.4(a) and (b), and notwithstanding anything in this Sublease to the contrary, Subtenant hereby releases Sublandlord, Sublandlord’s lenders, partners, members, property management company (if other than Sublandlord), agents, directors, officers, employees, representatives, contractors

(specifically excluding Security Company), successors and assigns and each of their respective partners, members, directors, heirs, employees, representatives, agents, contractors, heirs, successors and assigns, Master Landlord, any ground lessor, partners and Lenders, from and against any and all liabilities, claims, liens, damages, demands, penalties, costs, losses, judgments, charges and expenses (including reasonable attorneys’ and consultants’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) of any kind arising from or in anyway related to, directly or indirectly, involving, or in connection with the Security System as provided to Subtenant under this Paragraph 7.4, or the security services as provided to Subtenant by the Security Company under this Paragraph 7.4. Sublandlord need not have first paid any such claim in order to be defended or indemnified. With respect to the release provided in this Paragraph 7.4, Subtenant waives the benefits of Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlment with the debtor.

8. Maintenance and Repairs; Utility Installations, Trade Fixtures and Alterations.

8.1. Sublandlord’s Obligations. In accordance with the Master Lease, and except as otherwise provided herein, Sublandlord shall keep the Project, and Common Areas (except to the extent Master Landlord is responsible for the Outside Areas under the Master Lease), in good condition and repair; provided, however, Sublandlord shall not be obligated to paint, repair, or replace wall coverings, or to repair or replace any improvements that are not ordinarily a part of the Buildings or are above then Building standards, and provided that Subtenant shall maintain the Premises in good condition and repair, ordinary wear and tear excepted. For all purposes under this Sublease, improvements that are in existence as of the date of the execution of this Sublease shall be considered ordinarily a part of the Buildings and not above Building standards. Except for costs made the sole responsibility of Subtenant under other provisions of this Sublease, the costs pertaining to Sublandlord’s obligations under this Paragraph 8.1 are Operating Expenses. Except as otherwise specifically provided herein, there shall be no abatement of rent or liability to Subtenant on account of any injury or interference with Subtenant’s business with respect to any improvements, alterations or repairs made by Sublandlord to the Project or any part thereof, except as may be caused by the active negligence or willful misconduct of Sublandlord. Subtenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Subtenant the right to make repairs at Sublandlord’s expense or to terminate this Sublease because of Sublandlord’s failure to keep the Premises in good order, condition and repair.

8.2. Subtenant’s Obligations. Subtenant shall be required to keep the non-structural portions of the interior of the Premises in good order, condition and repair, including without limitation (i) routine repair and maintenance (including minor changes to electrical, minor painting, and minor interior repairs and maintenance on such items as ceiling tiles and door handles, plumbing repair, light bulb replacement, and overhead screen repairs), (ii) sole responsibility for painting, repair, and replacement of wall coverings and window coverings (window coverings must meet the requirements of Exhibit C attached to the Master Lease), and (iii) repair and replacement of Subtenant Owned Alterations. Subtenant shall perform minor (tenant improvements) modifications, e.g., installation of additional security card readers and moving air conditioning vents. Subtenant shall pay to Sublandlord as additional rent the cost of any maintenance and repair of any equipment (wherever located) that serves only Subtenant or the Premises. Subtenant shall be responsible for all ordinary expenses in connection with the use of the Furniture during the term of this Sublease, including the cost of keeping the Furniture in good condition and repair, ordinary wear and tear excepted. Rent under this Sublease shall not be prorated or abated while any item of Furniture is being serviced or repaired. Sublandlord shall not be under any liability or obligation in any manner to provide service, maintenance, repairs or parts for the Furniture. At the reasonable request of Sublandlord, Subtenant shall furnish reasonable assurances of Furniture maintenance to the reasonable satisfaction of Sublandlord. Subtenant may not materially alter or modify the Furniture without the prior written consent of Sublandlord, which consent may be granted or withheld at Sublandlord’s reasonable discretion. Any part installed in connection with maintenance service or which cannot be removed without damaging the Furniture shall become the property of Sublandlord.

8.3. Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term “Utility Installations” refers to all floor and window coverings, air lines, power panels, electrical distribution, security and fire protection systems, communication systems, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Subtenant’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Subtenant Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility Installations made by Subtenant that are not yet owned by Sublandlord pursuant to Paragraph 8.4(a).

(b) Consent. Subtenant shall not make any Alterations or Utility Installations to the Premises without Sublandlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and the prior written consent of Master Landlord if and as required under the Master Lease. Sublandlord may, as a precondition to granting such approval, require Subtenant to utilize a contractor and architect reasonably approved by Sublandlord and to follow applicable requirements set by the Department of the Air Force and/or Onizuka Air Station. Any Alterations or Utility Installations that Subtenant shall desire to make and which require the consent of the Sublandlord shall be presented to Sublandlord in written form with detailed plans. Consent shall be deemed conditioned upon Subtenant’s: (i) acquiring all applicable governmental permits, (ii) furnishing Sublandlord with copies of both the permits and the plans and specifications prior to commencement of the work, (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner, and (iv) acceptance of responsibility for and payment of all costs and expenses associated with any approved Alterations or Utility Installations. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Subtenant shall promptly upon completion furnish Sublandlord with as-built plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Sublandlord may condition its consent upon Subtenant providing a lien and completion bond acceptable to Sublandlord in Sublandlord’s sole discretion.

(c) Indemnification. Subtenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Subtenant at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialman’s lien against the Premises or any interest therein. Subtenant shall give Sublandlord not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Sublandlord shall have the right to post notices of non-responsibility. If Subtenant shall contest the validity of any such lien, claim or demand, then Subtenant shall, at its sole expense defend and protect itself, Sublandlord, Master Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Subtenant has previously failed to comply with the requirements of this Paragraph 8.3, Subtenant shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Sublandlord against liability for the same. If Sublandlord elects to participate in any such action, Subtenant shall pay Sublandlord’s reasonable attorneys’ fees and costs that Sublandlord pays to third parties. Prior to the commencement of any work on the Premises, Subtenant shall provide Sublandlord and Master Landlord with evidence that Subtenant carries “Builder’s All Risk” insurance in an amount approved by Sublandlord covering such construction, and such other insurance as Sublandlord may require, it being understood and agreed that all of such construction shall be insured by Subtenant pursuant to Paragraph 9 of this Sublease immediately upon completion thereof.

8.4. Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Sublandlord’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Subtenant shall be the property of Subtenant, but considered a part of the Premises. Sublandlord may, at any time, elect in writing to be the owner of all or any specified part of the Subtenant

Owned Alterations and Utility Installations. Unless otherwise instructed per Paragraph 8.4(b) hereof, all Subtenant Owned Alterations and Utility Installations shall, at the expiration or termination of this Sublease, become the property of Sublandlord and be surrendered by Subtenant with the Premises. Notwithstanding anything to the contrary in this Paragraph 8, but subject to any limitations in the Master Lease, any and all removable furniture, trade fixtures, signs, modular furniture, equipment, personal property, and goods and materials used in Subtenant’s business owned by Subtenant (which, it is acknowledged, does not include any item of the Furniture) shall be removable by Subtenant at any time without the consent of Sublandlord.

(b) Removal. Unless expressly agreed otherwise in writing by Sublandlord, Subtenant shall remove any or all Subtenant Owned Alterations or Utility Installations by the expiration or termination of this Sublease. Sublandlord agrees, if Subtenant so requests in writing at the time of Sublandlord’s approval, to give Sublandlord’s decision on whether such removal will be required.

(c) Surrender; Restoration. Subject to Paragraph 14, Subtenant shall surrender the Premises no later than the date of the expiration of this Sublease, or the date of an earlier termination of this Sublease if applicable, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Subtenant shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Subtenant Owned Alterations and/or Utility Installations, furnishings, and equipment. Subtenant shall also comply with the requirements of Subparagraph 5.2(c) herein. Trade Fixtures shall remain the property of Subtenant and shall be removed by Subtenant. The failure by Subtenant to timely vacate the Premises pursuant to this Paragraph 8.4(c) without the express written consent of Sublandlord shall constitute a holdover under the provisions of Paragraph 25 below. Without limitation of the foregoing, subject to the provisions of Paragraph 1.7, upon the expiration or earlier termination of this Sublease, Subtenant shall at once surrender and deliver up to Sublandlord the Furniture with the Premises. At the time of such return to Sublandlord, the Furniture shall be fully assembled and configured in useable configurations, and in good condition and repair, ordinary wear and tear excepted. Subtenant acknowledges and agrees that Subtenant’s rights pursuant to this Paragraph 8 shall be subject to the rights of Master Landlord under the Master Lease (including without limitation Sections 6.03 and 17.09) and Subtenant agrees to comply with any requirements imposed pursuant to the Master Lease, including without limitation the right of Master Landlord to require removal of, or to take ownership of, any alterations, additions and improvements made to the Premises by Subtenant.

9. Insurance; Waiver; Subrogation.

9.1. Cost of Sublandlord’s Insurance. The cost of the premiums for the insurance policies required to be carried by Sublandlord pursuant Article VII of the Master Lease shall be a Project Operating Expense.

9.2. Subtenant’s Insurance. Subtenant shall maintain in full force and effect at all times during the term of this Sublease, at Subtenant’s sole cost and expense, for the protection of Subtenant and Sublandlord, as their interests may appear, policies of insurance issued by a carrier or carriers reasonably acceptable to Sublandlord, Master Landlord and their lenders which afford the following coverages: (i) worker’s compensation and employer’s liability, as required by law; (ii) commercial general liability insurance (occurrence form) providing coverage against any and all claims for host liquor liability, bodily injury and property damage (including but not limited to personal property, whether leased or owned, Trade Fixtures, Subtenant Owned Alterations and Utility Installations) occurring in, on or about the Premises arising out of Subtenant’s and Subtenant’s employees, directors, officers, agents, partners, members, lenders, suppliers, shippers, contractors, customers, invitees, successors and assigns’ use or occupancy of the Premises. Such insurance shall include coverage for blanket contractual liability, fire damage, premises, personal injury, completed operations and products liability. Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with a Four Million Dollar ($4,000,000) aggregate limit and excess/umbrella insurance in the amount of Eight Million Dollars ($8,000,000). If Subtenant has other locations which it owns or leases, the policy shall include an aggregate limit per location endorsement; (iii) business automobile liability insurance with a combined single limit of at least $2,000,000 per occurrence for claims arising out of any company-owned automobiles or other automobile used in the conduct of company business; (iv) “all risk” or “special form or equivalent” property insurance, including without limitation, sprinkler leakage, covering damage to or loss of any of Subtenant’s Property located in, on or about the Premises. Such insurance shall be written on a replacement cost basis (without deduction for depreciation) in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the items referred to in this clause (iv) Subtenant shall also maintain, at its own expense, property damage insurance relating to the Furniture, insuring against such risks as are customarily insured against on the type of furniture leased hereunder by businesses in which Subtenant is engaged in such amount, in such form, and with insurers reasonably satisfactory to Sublandlord.

9.3. Insurance Policies. Insurance required to be maintained by Subtenant shall be written by companies (i) licensed to do business in the State of California, (ii) having a “General Policyholders Rating” of at least A:X as set forth in the most current issue of “A.M. Best’s Rating Guides.” Any deductible amounts under any of the insurance policies required hereunder shall not exceed Five Thousand Dollars ($5,000). Any such insurance company may be an affiliate of Subtenant, provided that all insurance requirements of this Sublease are met in full. Prior to occupancy and as a condition precedent of delivery of possession, Subtenant shall deliver to Sublandlord certificates of insurance for all insurance required to be maintained by Subtenant hereunder at the time of execution of this Sublease by Subtenant. Subtenant shall, prior to expiration of each policy, furnish Sublandlord with certificates of renewal or “binders” thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to reduction in coverage except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Sublease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Sublandlord). Subtenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Sublease under a blanket insurance policy, provided such blanket policy expressly affords coverage for the Premises and for Sublandlord as required by this Sublease.

9.4. Failure of Subtenant to Purchase and Maintain Insurance. If Subtenant fails to obtain and maintain the insurance required herein throughout the term of this Sublease, Sublandlord may, but without obligation to do so, purchase the necessary insurance and pay the premiums therefor. If Sublandlord so elects to purchase such insurance, Subtenant shall promptly pay to Sublandlord as Rent, the amount so paid by Sublandlord, upon Sublandlord’s demand therefor. In addition, Sublandlord may recover from Subtenant and Subtenant agrees to pay, as Rent, any and all losses, damages, expenses and costs which Sublandlord may sustain or incur by reason of Subtenant’s failure to obtain and maintain such insurance.

9.5. Additional Insureds and Coverage. Each of Sublandlord and Master Landlord, and at Sublandlord’s request from time to time, Sublandlord’s property management company (if any) and Lenders shall be included as additional insureds or loss payees (as applicable) under all of the policies required in Paragraph 9.2(ii)-(v) and with respect to the Subtenant Alterations. Additionally, all of such policies shall provide for severability of interest. All insurance to be maintained by Subtenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance maintained by Sublandlord except for active negligence or willful misconduct. Any umbrella/excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Subtenant shall not limit Subtenant’s liability under this Sublease. It is the parties’ intention that the insurance to be procured and maintained by Subtenant as required herein shall provide coverage for any and all damage or injury arising from or related to Subtenant’s operations of its business and/or Subtenant’s or Subtenant’s employees, directors, officers, agents, partners, members, lenders, suppliers, shippers, contractors, customers, invitees, successors and assigns’ use of the Premises and any of the areas within the Project. Notwithstanding anything to the contrary contained herein, to the extent Sublandlord’s cost of maintaining insurance with respect to any Buildings within the Project is increased as a result of Subtenant’s acts, omissions, Alterations, improvements, use or occupancy of the Premises, Subtenant shall pay one hundred percent (100%) of, and for, each such increase as Rent to the extent such an increase is demonstrated to arise from Subtenant’s activity.

9.6. Waiver of Subrogation. Notwithstanding anything to the contrary in this Sublease, Sublandlord and Subtenant hereby mutually waive their respective rights of recovery against each other and the Master Landlord for any loss of, or damage to, either parties’ property to the extent that such loss or damage is insured by an insurance policy required to be in effect by this Sublease or the Master Lease, or in effect regardless of any requirements, at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.

9.7. No Representation of Adequate Coverage. Sublandlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Subtenant’s property, business operations or obligations under this Sublease.

9.8. Furniture Casualty Loss. Without limitation of the foregoing provisions of this Article 9, until the Furniture (i) is surrendered to Sublandlord with the Premises or (ii) is removed by Sublandlord pursuant to Paragraph 1.7, Subtenant shall bear the entire risk of theft or destruction of, or damage to, the Furniture (“Furniture Casualty Loss”) except for Sublandlord’s active negligence or willful misconduct. The condemnation, seizure, or requisition of title or use of any item(s) of Furniture shall not constitute a Furniture Casualty Loss, and in such event, Sublandlord shall be entitled to any award in connection with such condemnation, seizure, or requisition of title or use, and Subtenant shall have no further liability with respect to such item(s) of Furniture. No Furniture Casualty Loss shall relieve Subtenant from its obligations to pay Rent hereunder. So long as Subtenant is not then in Breach hereunder, the proceeds of any insurance payable with respect to the Furniture shall be applied towards repair or replacement of the Furniture. If a Breach does exist hereunder, Sublandlord shall have the option to apply the proceeds of any insurance payable with respect to the Furniture either towards repair or replacement of the Furniture or towards Subtenant’s obligations hereunder, and in the latter event, Subtenant shall have no further liability with respect to such item(s) of Furniture. Subtenant will assist and cooperate Sublandlord to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Furniture Casualty Loss under any insurance policy covering the Furniture.

9.9. Right to Self-Insure.

Subtenant shall be entitled to self-insure its commercial general liability and property insurance requirements set forth in this Sublease. “Self-insure” shall mean that Subtenant is itself acting as though it were an insurance company providing the insurance required under the provisions hereof and Subtenant shall be responsible for all obligations the insurance company would be liable for (including without limitation legal defense obligations), and Subtenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Sublease. Subtenant’s election to self-insure shall not limit Subtenant’s indemnification obligations set forth herein. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Article 9, including, without limitation, a full waiver of subrogation, and the obligation to provide certificates of (self)-insurance. If Subtenant self-insures, then with respect to any claims which may result from incidents occurring during the Sublease Term, such self-insurance obligation shall survive the expiration or earlier termination of this Sublease to the same extent as the insurance required would survive. Subtenant’s right to self insure shall not be applicable to any subtenant of the Premises or assignee of this Sublease without the prior written approval of Sublandlord, which may be withheld in Sublandlord’s sole discretion.

10. Limitation of Liability and Indemnity.

10.1. Indemnification. Subtenant shall protect, defend, indemnify and hold Sublandlord and its partners, members, property management company, agents, directors, officers, employees, representatives, contractors, successors and assigns and each of their respective partners, members, directors, heirs, employees, representatives, agents, contractors, heirs, successors and assigns (collectively, the “Sublandlord Indemnitees”) harmless from all loss, damage, cost, expense or liability (including reasonable attorneys’ fees, expenses and disbursements) arising out of or in connection with (i) Subtenant’s and Subtenant’s employees, agents, invitees, guests, representatives, contractors, subcontractors or other authorized representatives (collectively, “Subtenant’s Representatives”) use or operation of the Premises, Security System, Furniture, security services, janitorial services, electrical systems, fire detection and prevention systems, alterations or additions to the Premises, Subtenant’s property (whether leased or owned or held in bailment), and other portions of the Project, (ii) the conduct of Subtenant’s business at the Premises, (iii) any activity, work or thing done, permitted or suffered by Subtenant or any of Subtenant’s Representatives in or about the Premises, and (iv) any injury to, or death of, any person, or damage to, or destruction of, property occurring in, on, or about the Premises, the Building in which the Premises are located and/or the Property, and which injury, death, damage or destruction is caused by the acts or omissions of Subtenant or any of Subtenant’s Representatives; except that Sublandlord shall be liable to Subtenant for all loss, damage, cost, expense or liability (including reasonable attorneys’ fees, expenses and disbursements) incurred by Subtenant arising out of or in connection with any injury to, or death of, any person, or damage to, or destruction of, property occurring in, on, or about the Premises, the Building in which the Premises are located, and the Project, and which injury, death, damage or destruction is caused by the acts or omissions of Sublandlord or Sublandlord’s employees, agents, contractors, subcontractors, invitees, licensees or other authorized representatives (but specifically excluding other subtenants and the operators of the cafeteria and fitness center), and shall indemnify and hold Subtenant harmless therefor. A party’s obligation under this Paragraph to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified. Subtenant shall not, in any event or circumstance, be permitted to offset or otherwise credit against any payments of Rent required herein for matters for which Sublandlord may be liable hereunder except as expressly provided in this Sublease. Sublandlord and its authorized representatives shall not be liable for any interference with light or air.

10.2. Consequential Damages Waiver. Subtenant and Sublandlord agree that in no event shall either party be liable for indirect, incidental, special or consequential damages arising out of or related to this Sublease, any act or omission by the other or breach by the other of any representation, warranty or covenant contained in this Sublease (collectively, the “Consequential Damages”), and each hereby releases and forever discharges the other from any and all Consequential Damages whether at law or equity. The foregoing release shall constitute a complete defense to any claim for Consequential Damages as so released pursuant to this Paragraph 10(d). Nothing in this Paragraph 10(d) shall be construed as or admissible in any legal action or proceeding as an admission by Subtenant or Sublandlord that any Consequential Damages may be recovered which are within the scope of those released hereby.

11. Property Taxes.

11.1. Payment of Taxes. Sublandlord shall pay the “real property taxes” described in Article IX of the Master Lease, as well as any other taxes for which Sublandlord is responsible pursuant to Master Lease Section 9.01, and any such amounts shall be included in the calculation of Master Lease Expenses under Paragraph 3.2, provided that Subtenant shall be provided a copy of the real property tax bill accompanied with an invoice breaking down Subtenant’s share and the amount due and owing only as it pertains to the Premises.

11.2. Additional Improvements. Notwithstanding Paragraph 11.1 hereof, Subtenant shall, however, pay to Sublandlord the entirety of any increase in real property taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Subtenant or at Subtenant’s request, including without limitation Subtenant’s Work as described in the Work Letter attached hereto as Exhibit I

11.3. Personal Property Taxes. Subtenant shall pay prior to delinquency all taxes assessed against and levied upon the Subtenant Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Subtenant contained in the Premises. When possible, Subtenant shall cause its Subtenant Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of the Project. If any of Subtenant’s said property shall be assessed with the real property of the Project, Subtenant shall pay Sublandlord the taxes attributable to Subtenant’s property within fifteen (15) days after receipt of a written statement setting forth the taxes applicable to Subtenant’s property. Taxes attributable to the Furniture shall be the sole responsibility of Subtenant and shall be due and payable by Subtenant within ten (10) days of receipt of a written invoice.

12. Assignment and Subletting. Except as expressly permitted in Paragraph 12.9 below, Subtenant shall not, either voluntarily or involuntarily or by operation of law, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises or permit the Premises to be used and occupied by anyone other than Subtenant or Subtenant’s employees without (i) obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of this Paragraph 12, and (ii) the prior written consent of Master Landlord in accordance with the Master Lease terms and conditions and full compliance with all applicable Master Lease restrictions. Except as otherwise permitted, in the event of any such attempted assignment, subletting, mortgage or other encumbrance without such consent or without compliance with all applicable Master Lease restrictions, Sublandlord may, at its option, do either or both of the following: (i) void such attempted assignment, subletting, mortgage or other encumbrance, or (ii) declare Subtenant in material Breach under Paragraph 13.

12.1. Generally. No assignment, subletting, mortgage or other encumbrance of Subtenant’s interest in this Sublease shall relieve Subtenant of its obligation to pay the rent and to perform all of the other obligations to be performed by Subtenant hereunder. In this connection, any such assignment, sublease or encumbrance shall expressly provide that it is subject to the terms and provisions of this Sublease. Moreover, any subletting by Subtenant of any portion of the Premises shall be at market rental rate and upon market terms and, if Sublandlord so requests, shall require that the assignee or sublessee remit directly to Sublandlord, on a monthly basis, all rent due to Subtenant by said assignee or sublessee. For this purpose, “market” shall mean a rental rate and terms comparable to the rental rate and terms then being offered by other landlords leasing comparable space in comparable commercial office buildings that are located within a three (3) mile radius of the Premises. The acceptance of rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any subletting, assignment, mortgage or other encumbrance. Consent to one sublease, assignment, mortgage or other encumbrance shall not be deemed to constitute consent to any subsequent attempted subletting, assignment, mortgage or other encumbrance. If Subtenant is a corporation which is not required under the Securities Exchange Act of 1934 to file periodic informational reports with the Securities and Exchange Commission, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate of fifty percent (50%) or more shall be deemed an assignment within the meaning of this Paragraph 12.

12.2. Notice. If Subtenant desires at any time to assign this Sublease or to sublet the Premises or any portion thereof for the Term, it shall first notify Sublandlord of its desire to do so at least thirty (30) days but not more than ninety (90) days prior to the date Subtenant desires the assignment or sublease to be effective. At that time, Subtenant shall submit in writing to Sublandlord (i) the name of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises together with a detailed description of the proposed subtenant’s or assignee’s business experience and duration of the current enterprise; (iii) whether the number of square feet in the rentable area of the Premises per person which are proposed by the subtenant or assignee to occupy the Premises would be in compliance with fire and safety regulations; (iv) the terms and provisions of the proposed sublease or assignments and the proposed effective date thereof; and (v) such financial information as Sublandlord may request concerning the proposed subtenant or assignee (which information shall be requested within ten (10) days following receipt of Subtenant’s notice and which information shall be provided within ten (10) days following Sublandlord’s request). The submission pursuant to clause (iv) shall include a copy of any agreement, escrow instructions or other document which contains or memorializes the terms and provisions of the transaction for which Sublandlord’s consent is required. Similarly, if Subtenant desires to mortgage or encumber its interest in this Sublease, Subtenant shall first supply to Sublandlord in writing such information as to such transaction as may be requested by Sublandlord.

12.3. Sublandlord’s Election. At any time within thirty (30) days after Sublandlord’s receipt of the last of the information specified in Paragraph 12.2, above, Sublandlord may by written notice to Subtenant elect (i) to disapprove of such assignment or sublease; (ii) to sublease the portion of the Premises so proposed to be subleased by Subtenant, or to take an assignment of such part of Subtenant’s leasehold estate hereunder as shall be specified in said notice, on the same terms as those offered by Subtenant to the proposed subtenant or assignee, as the case may be; (iii) to terminate this Sublease as to the portion (including all) of the Premises so proposed to be subleased or assigned, with a proportionate abatement in the rent payable hereunder; (vi) in the event of a proposed subletting, collectively with all other subleases of Subtenant then in effect, of more than sixty percent (60%) of the Premises, to terminate this Sublease. Subtenant shall, at Subtenant’s own cost and expense, discharge in full any commissions which may be due and owing as the result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant hereto and rented by Sublandlord to proposed subtenant or assignee or any other tenant. If Sublandlord does not disapprove the proposed subletting or assignment in writing within said thirty (30) day period and does not exercise any option set forth in this Paragraph 12.3, Subtenant may within ninety (90) days after the expiration of said thirty (30) day period enter into a valid assignment or sublease of the Premises or portion thereof, upon the terms and conditions set forth in the information furnished by Subtenant to Sublandlord pursuant to Paragraph 12.2 above. It is provided, however, that any material change in such terms shall be subject to Sublandlord’s consent and rights of termination and recapture as provided in this Paragraph. Subtenant shall, at Subtenant’s own cost and expense, discharge in full any commissions which may be due and owing as the result of any proposed assignment or subletting.

12.4. Sublandlord’s Discretion; Factors. Sublandlord shall have the right to approve or disapprove any proposed assignee or subtenant. In exercising such right of approval or disapproval, Sublandlord shall be entitled to take into account any fact or factor which Sublandlord reasonably deems relevant to such decision, including but not limited to the following, all of which are agreed by Subtenant to be reasonable factors for Sublandlord’s consideration:

(a) The financial strength and business experience of the proposed assignee or subtenant, including, but not limited to, the adequacy of its working capital to pay all expenses anticipated in connection with any proposed remodeling of the Premises. Sublandlord may also consider the business experience of the proposed subtenant or assignee and the longevity of the current enterprise, it being understood and agreed that “start up” ventures and enterprises considered by Sublandlord to lack sufficient maturity may be disaproved by Sublanlord.

(b) The proposed use of the Premises by such proposed assignee or subtenant and the compatibility of such proposed use within the quality and nature of the other uses in the Building. The foregoing may include an analysis by Sublandlord of the number and persons per square foot (as described above) proposed by the subtenant or assignee to occupy the Premises, it being understood and agreed that Sublandlord may disapprove a subtenant or assignee which represents an unreasonable increase in population levels.

(c) Any violation which the proposed use by such proposed assignee or subtenant would cause any other rights granted by Sublandlord to other tenants of the building.

(d) Any adverse impact, including a greater intensity of use of the parking or any Building, mechanical, electrical or plumbing facilities or any other services or facilities of the Project, which may result from the occupancy of the Premises by the proposed subtenant or assignee.

(e) Whether there exists any default by Subtenant pursuant to this Sublease or any non-payment or non-performance by Subtenant under this Sublease which, with the passage of time and/or the giving of notice, would constitute a default under this Sublease.

(f) The business reputation, character, history and nature of the business of the proposed assignee or subtenant.

(g) Whether the proposed assignee or subtenant is an existing tenant of the building, it being understood and agreed that Sublandlord will disapprove a subletting or assignment to such an existing tenant if Sublandlord can reasonably provide such tenant’s additional space requirements.

(h) Whether the proposed assignee or subtenant is a person with whom Sublandlord is actively negotiating for space in the Project, or with whom Sublandord has negotiated during the forty-five (45) day period ending with the date Sublanlord receives notice of such proposed assignment or subletting, it being understood and agreed that Sublandlord may disapprove a subletting or assignment to such potential direct tenant.

(i) Whether the proposed assignee or subtenant is a governmental entity or agency, it being understood and agreed that Sublandlord may disapprove the proposed subletting or assignment as being inconsistent with the character of the building.

(j) Any possibility that such assignment or subletting could trigger the Master Landlord’s rights of recapture under Paragraph 11.06 of the Master Lease, except assignment or subletting specifically excluded from recapture pursuant to Master Landlord’s consent to this Sublease or separate written agreement between Master Landlord and Subtenant.

(k) Whether the proposed sublease is for less than an entire floor of a Building or includes a portion of the Premises that is less than an entire floor of a Building.

Moreover, Sublandlord shall be entitled to be reasonably satisfied that every covenant, condition or obligation imposed upon Subtenant by this Sublease and every right, remedy or benefit afforded Sublandlord by this Sublease is not impaired or diminished by such assignment or subletting. Sublandlord and Subtenant acknowledge that the express standards and provisions set forth in this Sublease dealing with assignment and subletting, including those set forth in this Paragraph 12.4, have been freely negotiated and are reasonable at the date hereof taking into account Subtenant’s proposed use of the Premises and the nature and quality of the building. No withholding of consent by Sublandlord for any reason deemed sufficient by Sublandlord shall give rise to any claim by Subtenant or any proposed assignee or subtenant or entitle Subtenant to terminate this Sublease, to recover contract damages or to any abatement of rent. In this connection, Subtenant hereby expressly waives its rights under California Civil Code Section 1995.310. Moreover, approval of any assignment of Subtenant’s interest shall, whether or not expressly so stated, be conditioned upon such assignee assuming in writing all obligations of Subtenant hereunder.

12.5. Bonus Rent. As a condition to Sublandlord’s consent to an assignment or subletting, Sublandlord shall be entitled to receive, in the case of a subletting, one hundred percent (100%) of all rent (however denominated and paid) actually paid by the subtenant to Subtenant, less reasonable leasing commissions and other reasonable costs incurred in connection with the assignment or subletting (subject to Sublandlord’s reasonable approval), including the costs and expenses of Sublandlord and/or Master Landlord required to be paid by Subtenant hereunder, in excess of that actually paid by Subtenant to Sublandlord pursuant to the other provisions of this Sublease with respect to the portion of the Premises being sublet and, in the case of an assignment, one hundred percent (100%) of all consideration given, directly or indirectly, by the assignee to Subtenant, in connection with such assignment. For the purposes of this Paragraph 12.5, the term “rent” shall mean all consideration paid or given, directly or indirectly, for the use of the Premises or any portion thereof. The term “consideration” shall mean and include money, services, property or any other thing of value such as payment of costs, cancellation of indebtedness, discounts, rebates, free or abated rent, bonuses, and similar inducements. The terms “sublet” and “sublease” and their variants shall include a sublease as to which Subtenant is sublessor and any sub-sublease or other sub-subtenancy, irrespective of the number of tenancies and tenancy levels between the ultimate occupant and Sublandlord, as to which Subtenant receives any consideration, as defined in this Paragraph, and Subtenant shall require on any sublease which it executes that Subtenant receive the entire profit from all subtenancies, irrespective of the number of levels thereof. Any rent or other consideration which is to be passed through to Sublandlord by Subtenant pursuant to this Paragraph shall be paid to Sublandlord promptly upon receipt by Subtenant and shall be paid in cash, irrespective of the form in which received by Subtenant from any subtenant or assignee. In the event that any rent or other consideration received by Subtenant from a subtenant or assignee is in a form other than cash, then for purposes of calculating the share of excess rents to which Sublandlord is entitled hereunder, the parties shall take into account the fair value of such consideration.

12.6. Encumbrances. Subtenant understands and acknowledges that, should Subtenant propose to encumber or hypothecate its interest in this Sublease, Sublandlord may refuse to consent thereto and may condition such consent. In no event may Subtenant encumber or hypothecate its interest in this Sublease until and unless Subtenant shall first have received the written consent of both Sublandlord and Master Landlord. In the event that Sublandlord and Master Landlord consent to any proposed encumbrance or hypothecation by Subtenant, the person or entity receiving a lien upon or security interest in Subtenant’s interest in this Sublease shall not be entitled to transfer such interest except in compliance with the provisions of this Paragraph 12.

12.7. Merger; Attornment. The voluntary or other surrender of this Sublease by Subtenant or a mutual cancellation hereof shall not work a merger, and shall, at the option of Sublandlord, terminate all or any existing subleases or subtenancies or shall operate as an assignment to Sublandlord of such subleases or subtenancies. Any sub-sublease of the Premises shall be subject and subordinate to the provisions of this Sublease, shall not extend beyond the term of this Sublease, and shall provide that the sub-sublessee shall attorn to Sublandlord, at Sublandlord’s sole option, in the event of the termination of this Sublease.

12.8. Sublandlord’s Costs. Subtenant shall reimburse Sublandlord, on demand, for all costs and expenses incurred by Sublandlord in connection with any proposed assignment or subleasing by Subtenant, including reasonable attorneys’ fees and any costs and expenses payable to Master Landlord under the Master Lease, which amounts shall be included in the transaction costs Subtenant may recover in determining the portion of excess rents payable to Sublandlord pursuant to Paragraph 12.5.

12.9. Affiliates. Notwithstanding anything to the contrary contained in this Paragraph 12, but subject to all Master Lease restrictions and requirements including Master Landlord’s consent, Subtenant may assign this Sublease, or sublet all or a portion of the Premises, without receipt of Sublandlord’s consent and without the requirement of sharing consideration with Sublandlord pursuant to Paragraph 12.5, to an “Affiliate” of Subtenant. “Affiliate” shall be defined to be any entity which controls, is controlled by, or is under common control with Subtenant or which acquires all or substantially all of Subtenant’s stock or assets or which results from the merger or consolidation of Subtenant with another entity, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of this Sublease and provided that the purported assignee is not a “competitor” of Sublandlord. In connection with any assignment of the type described in this Paragraph 12.9:

(l) The assignee shall, within ten (10) days after receipt of written request from Sublandlord, execute and deliver to Sublandlord a written assignment of the obligations of Subtenant pursuant to this Sublease accruing from and after the effective date of the assignment and in form and substance reasonably satisfactory to Sublandlord.

(m) No such assignment shall release Subtenant from any of the obligations of the subtenant hereunder, whether accruing prior to or subsequent to the effective date of such transaction.

(n) No such assignment shall be accompanied by a change in use from that permitted under this Sublease.

(o) Within ten (10) days after the effective date of such assignment, Subtenant shall notify Sublandlord in writing of such occurrence, the effective date thereof, the name of the assignee, any addition or change in the addresses for notice pursuant to this Sublease and the facts which bring such transaction within the scope of this Paragraph 12.9.

(p) Subtenant agrees to reimburse Sublandlord for Sublandlord’s reasonable costs (including amounts payable to Master Landlord under the Master Lease) and attorneys’ fees incurred in connection with the review, processing and documentation of any such transaction. For purposes of the foregoing definition of Affiliate, an entity is a “competitor” of Sublandlord if the entity owns, operates, maintains, or controls, or participates significantly (in the reasonable opinion of Sublandlord) in the ownership, management, control, operation, or profits of any business similar to the business of Sublandlord. For purposes of the foregoing definitions of “Affiliate” and “competitor”, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs

13. Default; Breach; Remedies.

13.1. Default; Breach. A “Default” is defined as a failure by the Subtenant to comply with or perform any of the terms, covenants, conditions or rules and regulations under this Sublease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Subtenant to cure such Default within any applicable grace period, unless Sublandlord is legally prevented from issuing a notice of Default, in which event no grace period shall apply:

(a) The abandonment of the Premises or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 9 of this Sublease or Article VII of the Master Lease is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Subtenant to make any payment of Rent required to be made by Subtenant hereunder when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Sublease which endangers or threatens life or property, where such failure continues for a period of five (5) business days following written notice to Subtenant with respect to payments of Base Rent, and ten (10) business days with respect to Sublease Expenses.

(c) The failure by Subtenant to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the rescission of an unauthorized assignment or subletting, (iii) an Estoppel Certificate, (iv) a requested subordination, (v) any document requested under Paragraph 7.11 (utility additions) and/or Paragraph 42 (easements), or (vii) any other documentation or information which Sublandlord may reasonably require of Subtenant under the terms of this Sublease, where any such failure continues for a period of 10 business days following written notice to Subtenant.

(d) A Default by Subtenant as to the terms, covenants, conditions or provisions of this Sublease, or of the rules and regulations adopted under Paragraph 1.4 hereof, other than those described in subparagraphs 13.1 (a), (b) or (c), above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Subtenant’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Subtenant commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “Debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Subtenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(f) The discovery that any financial statement of Subtenant or of any guarantor given to Sublandlord was materially false.

(g) The failure to comply with Subtenant’s obligations under the written Consent to Sublease under which Master Landlord consents to this Sublease following the expiration of any applicable cure period provided for therein.

13.2. Remedies. If Subtenant is in Breach under this Sublease Sublandlord may, at its option, perform such duty or obligation on Subtenant’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Sublandlord shall be due and payable by Subtenant upon receipt of invoice therefor. If more than one check given to Sublandlord by Subtenant shall not be honored by the bank upon which it is drawn, Sublandlord, at its option, may require all future payments to be made by Subtenant to be by cashier’s check or via electronic wire payment. In the event of a Breach, Sublandlord may, with or without further notice or demand, and without limiting Sublandlord in the exercise of any right or remedy which Sublandlord may have by reason of such Breach:

(a) Terminate Subtenant’s right to possession of the Premises by any lawful means, in which case this Sublease shall terminate and Subtenant shall immediately surrender possession to Sublandlord. In such event Sublandlord shall be entitled to recover from Subtenant: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Subtenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Subtenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Sublandlord for all the damages directly caused by the Subtenant’s failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Sublandlord in connection with this Sublease applicable to the unexpired term of this Sublease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Sublandlord to mitigate damages caused by Subtenant’s Breach of this Sublease shall not waive Sublandlord’s right to recover damages under Paragraph 12. If termination of this Sublease is obtained through the provisional remedy of unlawful detainer, Sublandlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Sublandlord may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Subtenant under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Subtenant to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Sublease entitling Sublandlord to the remedies provided for in this Sublease and/or by said statute.

(b) Continue the Sublease and Subtenant’s right to possession and recover the Rent as it becomes due, in which event Subtenant may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Sublandlord’s interests, shall not constitute a termination of the Subtenant’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Sublease and/or the termination of Subtenant’s right to possession shall not relieve Subtenant from liability under any indemnity provisions of this Sublease as to matters occurring or accruing during the term hereof.

With respect to the Furniture, to the extent permitted by applicable law, Subtenant hereby waives any and all rights and remedies conferred upon a lessee by Sections 10508 through 10522 of the California Commercial Code. To the extent permitted by applicable law, Subtenant also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Sublandlord to sell, lease, or otherwise use any Furniture in mitigation of Sublandlord’s damages under the terms of this Sublease or which may otherwise limit or modify any of Sublandlord’s rights or remedies under this Sublease. Any action by Subtenant against Sublandlord for any default by Sublandlord under this Sublease with respect to the Furniture shall be commenced within one year after any such cause of action accrues.

13.3. Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Sublandlord to or for Subtenant of any cash or other bonus, inducement or consideration for Subtenant’s entering into this Sublease, including but not limited to the waiver of rent during he period proceeding the Rent Commencement Date, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Subtenant’s full and faithful performance of all of the terms, covenants and conditions of this Sublease. Upon Breach of this Sublease by Subtenant, unless such Breach if fully cured to Sublandlord’s satisfaction within ten (10) business days after the occurrence of such Breach, any such Inducement Provision shall automatically be deemed deleted from this Sublease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Sublandlord under such an Inducement Provision shall be immediately due and payable by Subtenant to Sublandlord. The acceptance by Sublandlord of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Sublandlord of the provisions of this paragraph unless specifically so stated in writing by Sublandlord at the time of such acceptance.

13.4. Breach by Sublandlord.

(a) Notice of Breach. Sublandlord shall not be deemed in breach of this Sublease unless Sublandlord fails within a reasonable time to perform an obligation required to be performed by Sublandlord. For purposes of this Paragraph, a reasonable time shall in no event be more than 30 days after receipt by Sublandlord of written notice specifying wherein such obligation of Sublandlord has not been performed; provided, however, that if the nature of Sublandlord’s obligation is such that more than 30 days are reasonably required for its performance, then Sublandlord shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion. Subtenant shall provide a courtesy copy of any notices of default delivered to Sublandlord to any Lender whose name and address shall have been furnished Subtenant in writing for such purpose.

(b) Performance by Subtenant on Behalf of Sublandlord. In the event of Sublandlord’s breach of this Sublease in accordance with Paragraph 13.4 (a) above, then Subtenant may elect to cure said breach at Subtenant’s expense and offset from Rent the cost to cure up to but in no event exceeding an amount equal to two (2) month’s Base Rent, and to pay any excess of such expense under protest, reserving Subtenant’s right to reimbursement from Sublandlord. Subtenant shall document the cost of said cure and supply said documentation to Sublandlord prior to any offset of Rent.

14. Damage or Destruction; Condemnation. Notwithstanding anything in this Sublease to the contrary, in the event of a fire or other casualty affecting the Project or the Premises, or of a taking of all or a material part of the Project or Premises under the power of eminent domain, Sublandlord shall not be required to obtain the consent of Subtenant in order to exercise any right which may have the effect of terminating the Master Lease. In the event Sublandlord is entitled, under the Master Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to “Subtenant’s Abatement Share” (defined below) of such rent abatement unless the effect on the Premises of such fire or other casualty or such taking shall be substantially disproportionate to the amount of the abatement, in which event the parties shall equitably adjust the abatement as between themselves, based on the relative impact of the fire or other casualty, or the taking, as the case may be. “Subtenant’s Abatement Share” is defined, for purposes of this Sublease, as the percentage determined by dividing the affected rentable area of the Premises by the affected rentable area of the Project. If the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations, Subtenant shall be responsible for repair or restoration of leasehold improvements or alterations made by Subtenant and the Sublandlord shall be responsible for repair or restoration of leasehold improvements or alterations made by Sublandlord. Subtenant shall make any insurance proceeds resulting from the loss which Sublandlord is obligated to repair or restore available to Sublandlord and shall permit Sublandlord to enter the Premises to perform the same, subject to such conditions as Subtenant may reasonably impose.

15. Brokerage Fees. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than Cornish & Carey Commercial (“C&C”) as broker for Sublandlord, and HSA Commercial and Wayne Mascia Associates as brokers for Subtenant. Sublandlord shall pay C&C a commission pursuant to a written agreement dated May 3, 2003, which commission is to be shared with Subtenant’s Brokers pursuant to agreements between C&C, on the one hand, and Subtenant’s Brokers on the other hand. No other commissions shall be payable in connection with this transaction. Each party covenants to hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such indemnifying party.

16. Estoppel Certificates.

(a) Subtenant shall within ten (10) business days after Subtenant’s receipt of written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing in form substantially similar to the form of estoppel certificate attached hereto as Exhibit J and incorporated herein by this reference (“Estoppel Certificate”), plus such additional information, confirmation and/or statements as may be reasonably requested by Sublandlord.

(b) If Subtenant shall fail to execute or deliver the Estoppel Certificate within such ten (10) business day period, Sublandlord may execute an Estoppel Certificate stating that: (i) the Sublease is in full force and effect without modification except as may be represented in good faith, using reasonable business judgment, by Sublandlord, (ii) there are no uncured defaults in Sublandlord’s performance, and (iii) not more than one (1) month’s rent has been paid in advance. Prospective purchasers and encumbrances may rely upon Sublandlord’s Estoppel Certificate, and Subtenant shall be estopped from denying the truth of the facts contained in said Estoppel Certificate.

(c) If Sublandlord acquires an ownership interest in the Premises and desires to finance, refinance, or sell the Premises, or any part thereof, or if Sublandlord desires to assign, pledge, or hypothecate Sublandlord’s leasehold interest pursuant to the Master Lease, or if Sublandlord desires to finance, refinance, sell, assign, pledge, or hypothecate Sublandlord’s interest in the Furniture or any part thereof, then Subtenant shall deliver to any potential lender, purchaser, recipient of such pledge or hypothecation, or assignee designated by Sublandlord such financial statements as may be reasonably required by such lender or purchaser and which are not readily available to the general public on the internet. All such non-public financial statements shall be received by Sublandlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Sublandlord. The term “Sublandlord” as used herein shall mean the holder at the time in question of Lessee’s (as defined in the Master Lease) interest in the Master Lease. In the event of a transfer of Sublandlord’s title or interest in the Master Lease, Sublandlord shall deliver to the transferee or assignee (in cash or by credit) any unused security deposit held by Sublandlord. Upon such transfer or assignment and delivery of the security deposit (if any), as aforesaid, and the assumption in writing by such transferee or assignee of Sublandlord’s obligations accruing under this Sublease after such transfer or assignment, the prior Sublandlord shall be relieved of all liability with respect to the obligations and/or covenants under this Sublease to be performed by the Sublandlord that accrue after such transfer or assignment. Subject to the foregoing, the obligations and/or covenants in this Sublease to be performed by the Sublandlord shall be binding only upon the Sublandlord as hereinabove defined. Notwithstanding the above, and subject to the provisions of Paragraph 20 below, the original Sublandlord under this Sublease, and all subsequent holders of the Sublandlord’s interest in this Sublease shall remain liable and responsible with regard to the potential duties and liabilities of Sublandlord pertaining to Hazardous Materials as outlined in Paragraph 5.2 above

18. Severability. The invalidity of any provision of this Sublease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Sublease shall mean and refer to calendar days.

20. Limitation on Liability. Subject to the provisions of Paragraph 17 above and only if Sublandlord acquires an ownership interest in the Premises, the obligations of Sublandlord under this Sublease shall not constitute personal obligations of Sublandlord, or its employees, directors, officers, shareholders, or its successors and assigns or their respective heirs, and Subtenant shall look to Sublandlord’s interest in the Premises, and to no other assets of Sublandlord, for the satisfaction of any liability of Sublandlord with respect to this Sublease, and shall not seek recourse against the individual employees, directors, officers, shareholders, successors and assigns of Sublandlord, or any of their personal assets or those of their heirs for such satisfaction. In the event that Sublandlord has only a leasehold interest in the Premises, the obligations of Sublandlord under this Sublease shall not constitute personal obligations of Sublandlord’s employees, directors, officers, shareholders, or Sublandlord’s successors and assigns or their respective heirs, and Subtenant shall look to Sublandlord for the satisfaction of any liability of Sublandlord with respect to this Sublease, and shall not seek recourse against the individual employees, directors, officers, shareholders, successors and assigns of Sublandlord, or any of their personal assets or those of their heirs for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Sublease.

22. No Prior or Other Agreements. This Sublease is a complete integration and contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

23. Notices.

23.1. Notice Requirements. Except as otherwise provided herein, all notices required or permitted by this Sublease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by nationally-recognized overnight courier, with postage prepaid and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted in the Basic Sublease Information above shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice. An informational copy of all notices given by either Party shall be sent via facsimile to the facsimile number provided for the other Party. A copy of all notices to Sublandlord shall be concurrently transmitted to such party or parties at such addresses as Sublandlord may from time to time hereafter designate in writing.

23.2. Date of Notice. Notices delivered by overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. If notice is received after 5:00 p.m. Pacific Time on a business day or on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23.3. Notices from Master Landlord.

Each party shall provide to the other party a copy of any notice or demand received from or delivered to Master Landlord as soon as practicable thereafter, but preferably within forty-eight (48) hours of receiving, and concurrently upon delivering, such notice or demand. Notwithstanding the foregoing, Sublandlord shall only be required to provide copies of any notices or demand affecting the Premises.

24. Waivers.

No term, covenant or condition hereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of a breach of any term, covenant or condition hereof shall not be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent breach of the same or of any other term, covenant or condition hereof. Sublandlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Sublandlord’s consent to, or approval of, any subsequent or similar act by Subtenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Sublease requiring such consent. The acceptance of Rent by Sublandlord shall not be a waiver of any Default or Breach by Subtenant. Any payment by Subtenant may be accepted by Sublandlord on account of moneys or damages due Sublandlord, notwithstanding any qualifying statements or conditions made by Subtenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Sublandlord at or before the time of deposit of such payment.

25. No Right To Holdover. Subtenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Sublease. In the event that Subtenant holds over, then the Base Rent shall be increased to one hundred twenty five (125%) of Base Rent for the first three months and one hundred fifty percent (150%) of the Base Rent after said three month period based on the applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Sublandlord to any holding over by Subtenant.

26. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. Covenants and Conditions; Construction of Agreement. All provisions of this Sublease to be observed or performed by Subtenant are both covenants and conditions. In construing this Sublease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Sublease. Whenever required by the context, the singular shall include the plural and vice versa. This Sublease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

28. Binding Effect; Choice of Law. This Sublease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State of California. Any litigation between the Parties hereto concerning this Sublease shall be initiated in the county in which the Premises are located.

29. Subordination; Attornment; Non-Disturbance.

29.1. Subordination. This Sublease and any Option granted hereby shall be subject and subordinate to any leasehold financing or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Master Lease and/or this Sublease, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof; provided, however, that the holder of any such Security Device (in this Sublease together referred to as “Lender”) shall have executed a reasonable subordination, non-disturbance and attornment agreement (“SNDA”) under which the Lender agrees that, subject to Lender’s reasonable conditions, this Sublease and Subtenant’s possession and rights hereunder shall not be disturbed by the Lender or anyone claiming under or through such a Lender. Subtenant agrees that a Lender shall have no liability or obligation to perform any of the obligations of Sublandlord under this Sublease except as stated in the applicable SNDA. Any Lender may elect to have this Sublease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Subtenant, whereupon this Sublease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

29.2. Attornment. In the event that Sublandlord transfers its leasehold interest in the Premises, or such interest is acquired by another upon the foreclosure or termination of a Security Device to which this Sublease is subordinate, (i) Subtenant shall attorn to such transferee, and upon request, enter into a new lease, containing all of the terms and provisions of this Sublease, with such new owner for the remainder of the term hereof, or, at the election of such transferee, this Sublease shall automatically become a new sublease between Subtenant and such transferee, upon all of the terms and conditions hereof, for the remainder of the term hereof, and (ii) Sublandlord shall thereafter be relieved of any further obligations hereunder (excluding obligations accrued as of the date of such transfer) and such transferee shall assume all of Sublandlord’s obligations hereunder, except that such transferee shall not: (a) be liable for any act or omission of any prior Sublandlord or with respect to events occurring prior to transfer, provided however that the previous Sublandlord remains liable for any events occurring prior to transfer; (b) be subject to any offsets or defenses which Subtenant might have against any prior Sublandlord, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior Sublandlord not actually received by the transferee.

30. Master Lease Provisions.

30.1. Sublease Subordinate. This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Lease. In the event the Master Lease is terminated for any reason, then, on the date of such termination, subject to Master Landlord’s written agreement to the contrary, this Sublease automatically shall terminate and be of no further force or effect, and the parties hereto shall be relieved of any liability thereafter accruing, except for liabilities of that parties that by the terms of this Sublease shall survive expiration or earlier termination. Notwithstanding the foregoing, in the event of the rejection by Master Landlord of the Master Lease which is approved, consented to or authorized by a bankruptcy court in a bankruptcy proceeding, then so long as Sublandlord has not elected (under Section 365(h)(1)(A) of the Bankruptcy Code or successor statute) to treat such rejection as a termination of the Master Lease and remains in possession of the Premises, Sublandlord agrees to recognize the estate of Subtenant under this Sublease and this Sublease shall continue, except to the extent restricted by court order or other legal restraint. Each party agrees that it will not, by its act or omission to act, cause a default under the Master Lease which would lead to the termination of the Master Lease by Master Landlord. In furtherance of the foregoing, the parties hereby confirm, each to the other, that as time is of the essence it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Master Lease:

(a) Except for obligations delegated to Subtenant pursuant to Paragraph 7 and Paragraph 8.2, Sublandlord shall perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. For example, Sublandlord shall at all times keep in full force and effect all insurance required of Sublandlord as tenant under the Master Lease.

(b) Except as otherwise expressly provided herein, from and after the Sublease Commencement Date, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants relating to the Sublease Premises or Subtenant’s obligations hereunder which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. If Subtenant fails to comply with any of the obligations of the preceding sentence, and does not cure within the applicable cure period, then Sublandlord shall have the right to enter the Premises (in accordance with the requirements of Paragraph 32 below) to cure any default by Subtenant under this Paragraph.

In particular, and without limiting the foregoing, Subtenant shall fulfill, at Subtenant’s sole cost and expense (including reimbursement of costs included as Operating Expenses), all obligations imposed on occupants of the Project in connection with the Moffett Park Transportation Demand Management Plan described in Section 5.07 of the Master Lease and made part of the Master Lease as Exhibit M, including any amendments or revisions thereto (the “Transportation Plan”). Subtenant acknowledges that the Transportation Plan applies to the occupants of the Project as a group rather than individually; Subtenant and Sublandlord agree to reasonably cooperate and coordinate efforts with each other and other Project occupants in order to effectively and efficiently carry out the Transportation Plan. Sublandlord agrees to coordinate Transportation Plan compliance efforts on behalf of the Project, either itself or through its designee, and Subtenant shall cooperate with same. For purposes of this Paragraph 30.1, Sublandlord or its designee shall have the have the right, in its reasonable discretion, to determine what constitutes “obligations imposed on occupants of the Project in connection with the Transportation Plan” as that phrase applies to Subtenant; provided, that, no greater obligations may be imposed on Subtenant than on other Project occupants (including Sublandlord) under like circumstances, and provided that Subtenant shall be reasonably notified of obligations not included in the Master Lease or this Sublease.

(c) Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that such default by Master Landlord excuses performance by Sublandlord, under the Master Lease. In the event of Master Landlord’s failure to perform its obligations under the Master Lease that inure to the benefit of Subtenant hereunder, Sublandlord shall, after written request from Subtenant, take such steps as Sublandlord determines to be commercially reasonable to secure Master Landlord’s performance of such obligations, provided (i) Subtenant pays, on demand, all reasonable costs and expenses of Sublandlord associated therewith, and (ii) Subtenant is not in Breach under this Sublease.

Subtenant acknowledges that it has been provided with a copy of the Master Lease and that it has reviewed and analyzed all of its provisions, including the Exhibits thereto, and that Subtenant is familiar with all of said provisions. Notwithstanding anything in this Sublease to the contrary, (i) the obligations of the parties under this Sublease shall not include acts for which Master Landlord is solely responsible under the Master Lease and (ii) Subtenant’s rights under this Sublease shall not include any rights against the Master Landlord, nor any rights that are in violation of the provisions of the Master Lease, except as specifically granted by Master Landlord. Subtenant agrees to promptly notify Sublandlord of any default of Master Landlord under the Master Lease of which Subtenant becomes aware.

If the termination of the Master Lease (and the resulting termination of this Sublease) occurs, Sublandlord shall have no liability therefor to Subtenant unless such termination results from Sublandlord’s breach of the Master Lease or this Sublease.

Notwithstanding anything to the contrary in this Sublease, Sublandlord shall not be required to fulfill any obligation if unable to perform through no fault of Sublandlord. Subtenant agrees that it will not take or permit any action or fail to perform or observe any obligation, which causes an event of default under the Master Lease and/or causes the Master Lease to be terminated or forfeited.

30.2. Cooperation With Subtenant. Sublandlord agrees to use commercially reasonable efforts to cooperate with Subtenant in (1) obtaining for Subtenant Master Landlord’s consent to any action for which the Master Lease requires Master Landlord’s consent, and (2) delivering any notice to Master Landlord as required by any provision of the Master Lease, including, without limitation, forwarding (as soon as practicable after Sublandlord’s receipt) any request made by Subtenant to Master Landlord for consent or approval, and providing Master Landlord with all information required (or that Master Landlord may reasonably request) regarding any such request. The fact that Master Landlord has consented to an action of Subtenant shall not in any way limit or restrict any right of Sublandlord to withhold Sublandlord’s consent to such action. Sublandlord shall have no liability to Subtenant by reason of Master Landlord’s refusal to consent to any action of Subtenant.

30.3. Sublandlord Representations. Sublandlord hereby represents and warrants that, at the time of Sublandlord’s execution of this Sublease, (i) the document attached as Exhibit A to this Sublease is a complete copy of the Master Lease and that the Master Lease and the Additional Agreements represent the entire agreement between Sublandlord and Master Landlord with respect to the lease of the Premises, (ii) the Master Lease is in full force and effect, (iii) Sublandlord is not in default under the Master Lease beyond any applicable notice and cure period, and (iv) except as provided in the Additional Agreements, Sublandlord has not assigned, encumbered or otherwise transferred any interest in the Premises. The “Additional Agreements” shall mean the following agreements: five (5) executed Memoranda of Commencement of Lease Term dated March, 2001, March, 2001, March 30, 2001, April 24, 2001, and April 24, 2001, respectively (Master Lease Exhibits E-1, E-2, E-3, E-4 and E-5); the First Amendment to Amended and Restated Sublease between Ariba, Inc., and Interwoven, Inc. dated September 9, 2004; the Consent to Sublease between Master Landlord, Sublandlord and Subtenant dated October 21, 2004; the Recognition Agreement between Master Landlord, Sublandlord and Subtenant dated October 21, 2004; the Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate (Lease to Deed of Trust) between Metropolitan Life Insurance Company (“Met Life”) and Sublandlord dated March 9, 2004; the Subordination, Acknowledgment of Lease Assignment, Nondisturbance and Attornment Agreement and Estoppel Certificate (Lease to Junior Deed of Trust) between Washington Real Estate Holdings, LLC and Sublandlord dated March 9, 2004; the Tri-Party Agreement between Met Life, Master Landlord and Sublandlord dated March 31, 2004; and the Tri-Party Agreement between Met Life, Master Landlord and Sublandlord dated October 21, 2004.

30.4. Modification. Subject to Paragraph 30.6, Sublandlord shall neither amend nor modify the Master Lease in such a way that will materially adversely affect Subtenant’s interest in this Sublease or increase Subtenant’s obligations, costs, or expenses, without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed.

30.5. Sublease Consent and Non-Disturbance Agreement. The parties acknowledges that, under the terms of the Master Lease, this Sublease requires the prior written consent of Master Landlord. In accordance with this Master Lease requirement, Subtenant shall have no right to use or occupy the Premises prior to such time as Master Landlord provides its written consent to this Sublease. Sublandlord and Subtenant each agree to use reasonable efforts to obtain Master Landlord’s consent, and to provide any information that Master Landlord may reasonably request. Sublandlord and Subtenant acknowledge and agree that this Sublease is expressly conditioned upon obtaining Master Landlord’s prior written consent to this Sublease in such form as is mutually agreeable to the parties in their reasonable discretion. Until such time as Master Landlord has executed and delivered a sublease consent reasonably acceptable to Sublandlord and Subtenant, Sublandlord and Subtenant shall each have the right, by written notice to the other party, to terminate this Sublease. Subtenant and Sublandlord shall have the right to disapprove the consent of Master Landlord unless Master Landlord agrees, subject to reasonable terms and conditions, to recognize Subtenant and to not disturb Subtenant’s occupancy of the Premises in the event the Master Lease is terminated for any reason other than a default of Subtenant hereunder.

Sublandlord shall provide written notice to Master Landlord after the occurrence of any of the following: (a) the exercise of the extension option under this Sublease; (b) the occurrence of any holding over by Subtenant after the expiration or prior termination of this Sublease; or (c) the termination of this Sublease. Sublandlord shall also provide to Master Landlord an informational copy of any default notice given to Subtenant at the time it is served.

Subtenant shall provide written notice to Master Landlord after the occurrence of any of the following: (a) the exercise of the extension option under this Sublease; or (b) any request by Subtenant to make alterations or additions or to make other improvements to this Sublease Premises together with copies of all notices, plans or other documents provided to Sublandlord or its representatives in connection therewith. Subtenant shall also provide to Master Landlord an informational copy of any default notice given to Sublandlord at the time it is served.

30.6. Multiple New Master Leases. Master Landlord subdivided the land underneath the Project into five legal parcels, with the result that each Building is located on a separate legal parcel. Sublandlord shall have the right, in its sole discretion, to agree to an amendment of the Master Lease, and Subtenant agrees to concurrently enter into a new sublease or subleases on substantially the same terms as this Sublease (including rights to Project Common Areas and Amenity Areas) in which Subtenant agrees to accept reasonable property restrictions placed in connection with the reparcelization; provided, however, that the rights granted to Subtenant with respect to the Premises, the Project Common Areas and the Amenity Areas shall not be affected. The procedure for entering into such new sublease agreements shall be as follows: Sublandlord shall give Sublessee notice of the amendment of the Master Lease, and, thereafter, Sublandlord and Sublessee shall use reasonable good faith efforts to agree upon, execute and deliver a new sublease agreement or agreements, which sublease agreement(s) shall be, cumulatively, substantially similar to this Sublease. The effectiveness of such new sublease shall be subject to and conditioned upon delivery to Subtenant of a consent to sublease, and non-disturbance agreement if applicable, in substantially the same form as was delivered pursuant to Paragraph 30.5 in connection with the execution of this Sublease. Sublandlord shall be entitled to retain any benefit conferred on or granted to Sublandlord by virtue of the foregoing activities; Sublandlord and Subtenant shall each bear their own costs in connection with the same.

30.7. Conflict. As between Sublandlord and Subtenant, in the event of a conflict between the provisions of this Sublease and the provisions of the Master Lease, the provisions of this Sublease shall control.

31. Attorneys’ Fees. If either Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Sublandlord shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

32. Sublandlord’s Access to Premises.

32.1. Generally. Subject to confidentiality requirements of Paragraph 35, Sublandlord, Master Landlord and their agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise during normal business hours upon reasonable notice by telephone or electronic mail to Subtenant’s designated contact for the purpose of inspecting the Premises; showing the Premises to prospective purchasers, lenders, or prospective tenants (during the last six (6) months of the term hereof) and realtors; making such repairs to the Premises as Sublandlord may deem necessary or desirable or that Subtenant fails to perform; to access security and HVAC controls and network connections for security and HVAC; and such other purposes as Sublandlord may deem reasonably necessary or desirable, including but not limited to proper functioning of Project security systems and climate control. Sublandlord shall be accompanied by an employee of Subtenant (if required by Subtenant) during non-emergency entries. Subtenant agrees to make an employee available on request for this purpose. Master Landlord and/or Sublandlord may at any time place on the Premises any ordinary “For Sale” signs and may during the last 6 months of the term hereof place on the Premises any ordinary “For Lease” signs. Subject to any approval rights of Master Landlord, Subtenant may at any time place on the Premises any ordinary “For Lease” sign. Notwithstanding any other provision of this Paragraph 32, Sublandlord may enter the Premises at any time to take possession due to any Breach of this Sublease, subject to applicable law.

32.2. Subtenant’s Waiver. Master Landlord and Sublandlord may enter the Premises without the abatement of Rent and may take steps to accomplish the stated purposes. During such entry Sublandlord shall accord reasonable care to Subtenant’s property and personnel and comply with Subtenant’s reasonable security measures which have been made known to Sublandlord in advance, in writing. So long as Sublandlord or Master Landlord exercises such reasonable care, Subtenant waives any claims for damages caused by Sublandlord’s or Master Landlord’s entry, including damage claims for: (i) injuries; (ii) inconvenience to or interference with Subtenant’s business; (iii) lost profits; (iv) loss of occupancy or quiet enjoyment of the Premises.

32.3. Method of Entry. For entry as permitted by this Paragraph 32, Master Landlord and Sublandlord shall at all times have a key or, if applicable, a card key with which to unlock all the exterior doors in the Premises, and have access at all times to such a key or card key through the Security Company. In an emergency situation, Master Landlord or Sublandlord shall have the right to use any means that Master Landlord or Sublandlord considers proper to open the doors in and to the Premises, provided that Master Landlord or Sublandlord notify Subtenant as soon as reasonably possible after the emergency. Any such entry into the Premises by Master Landlord or Sublandlord shall not be considered a forcible or unlawful entry into, or a detainer of, the Premises or an actual or constructive eviction of Subtenant from any portion of the Premises.

33. Auctions. Subtenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Master Landlord’s and Sublandlord’s prior written consent. Sublandlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Except as provided in this Paragraph 34, Subtenant shall not place any sign upon the Project without Sublandlord’s prior written consent. Subtenant shall be permitted, at Subtenant’s sole cost and expense, to install and maintain signage on the face of Project-standard monuments in the Project as well as directory signage in the lobby of Building Four. So long as Subtenant is not in Breach under this Sublease, Subtenant shall have the exclusive right to install and maintain a sign on the exterior of Building Four, at Subtenant’s sole cost and expense, provided, that from and after the Third Floor Expansion Date Subtenant must occupy not less than twenty percent (20%) of the rentable square footage of the Premises (18,261 square feet) in order to retain rights to maintain a sign on the exterior of Building Four. Sublandlord agrees to remove its existing sign on the exterior of Building Four at its sole cost and expense. Subtenant agrees to remove all signs on the exterior of Building Four at its sole cost and expense at the expiration or earlier termination of this Sublease, or within ten (10) business days following notice from Sublandlord at any time when Subtenant does not meet the occupancy test stated above. All exterior building signage shall comply with the Site Signage Plan attached hereto as Exhibit K. All signs are subject to Master Landlord’s prior written consent as provided in the Master Lease and all other applicable restrictions and requirements contained therein, shall comply in all regards with this Paragraph 34 and with all Applicable Requirements.

35. Confidentiality and Nondisclosure.

As Sublandlord and Sublandlord’s agents will have reasonable access rights to the Premises, Sublandlord will come into contact with Subtenant’s business information. Sublandlord agrees that any information about Subtenant’s operations and business practices (including but not limited to, systems, ideas, processes, practices, methods of operation or manufacture, marketing strategies or terms or particulars of Subtenant’s business, and data concerning Subtenant’s business affairs, including the names of customers, names of employees) which it gathers, observes or comes into contact with in the Premises (“Confidential Information”) shall be kept confidential and not disclosed to any third party without the prior written consent of Subtenant except as required by law. Sublandlord agrees that it will not in any manner use Confidential Information for the benefit of any other person or company or divulge to others such information. Sublandlord agrees to inform all of its representatives or agents that will access the Premises of this confidentiality requirement. In addition, Sublandlord agrees that (except in an emergency) anyone who enters the Premises on its behalf must comply with the instructions of Subtenant security personnel on areas of the Premises that require escorted access and sign the Subtenant security logs as visitors. In the event Sublandlord enters the Premises during non-business hours or in the event of an emergency, Sublandlord will notify Subtenant in writing as soon as reasonably possible of its entry and the reason therefore.

36. Consents. Except as otherwise provided herein, wherever in this Sublease the consent of a Party other than Master Landlord is required to an act by or for the other Party, such consent shall not be unreasonably withheld, conditioned or delayed. Sublandlord’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Subtenant for any Sublandlord consent, including but not limited to consents to an assignment, a subletting or the presence or use of any Hazardous Materials, shall be paid by Subtenant upon receipt of an invoice and supporting documentation therefor. Sublandlord’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Subtenant of this Sublease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Sublandlord at the time of such consent. The failure to specify herein any particular condition to Sublandlord’s consent shall not preclude the imposition by Sublandlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37. Quiet Possession. Subject to payment by Subtenant of the Rent and performance of all of the covenants, conditions and provisions on Subtenant’s part to be observed and performed under this Sublease, Subtenant shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

38. Options. If Subtenant is granted an option, as defined below, then the following provisions shall apply.

38.1. Definition. “Option” shall mean: (a) the right to extend the term of or renew this Sublease or to extend or renew any lease or sublease that Subtenant has on other property of Sublandlord (b) the right of first refusal or first offer to lease or sublease either the Premises or other portions of the Project or other property of Sublandlord; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Sublandlord. Any Option granted to Subtenant in this Sublease is personal to the original Subtenant, and cannot be assigned or exercised by anyone other than the original Subtenant or an Affiliate of the original Subtenant, and may be exercised only while the original Subtenant or an Affiliate of the original Subtenant is in possession of the Premises

38.2. Multiple Options. In the event that Subtenant has any multiple Options to extend or renew this Sublease, a later Option cannot be exercised unless the prior Options have been validly exercised.

38.3. Master Lease Options.

“Master Lease Option” shall mean: (a) the right to extend the term of or renew the Master Lease or to extend or renew any lease or sublease that Sublandlord has on other property of Master Landlord, (b) the right of first refusal or first offer to lease or sublease either the Premises or other property of Master Landlord; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Master Landlord. Subtenant shall have no right whatsoever in any Master Lease Option and Sublandlord shall have the sole and absolute discretion regarding its exercise of its Master Lease Options.

38.4. Effect of Default on Options.

(a) Subtenant shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid, (iii) during the time Subtenant is in Breach of this Sublease, or (iv) in the event that Subtenant has been given four (4) or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Subtenant’s inability to exercise an Option because of the provisions of Paragraph 38.4(a) above.

(c) Sublandlord shall have the right to have an Option terminate and be of no further force or effect, notwithstanding Subtenant’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Subtenant fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Sublandlord to give notice thereof), (ii) Sublandlord gives to Subtenant four (4) or more notices of separate Default during any 12 month period, whether or not the Defaults are cured, or (iii) Subtenant commits a Breach of this Sublease.

39. Option to Extend Term.

(a) Subtenant shall have one (1) option to extend the Term of this Sublease upon all of the terms and conditions contained herein, except that the Base Rent for the renewal terms shall be ninety-five percent (95%) of the “Fair Market Rental Rate” (as defined below) for the applicable period. The Option shall be to extend the Term to January 24, 2013, and is referred to as the “Renewal Option.”

(b) Subtenant shall provide binding written notice to Sublandlord of Subtenant’s exercise of the Renewal Option (“Subtenant’s Renewal Notice”) no later than nine (9) months, nor earlier than twelve (12) months, prior to the expiration of the then-current Term. Within thirty (30) days after receipt of Subtenant’s Renewal Notice, Sublandlord will advise Subtenant of Sublandlord’s estimate of the Fair Market Rental Rate. If Subtenant agrees with Sublandlord’s estimate, or if Subtenant fails to respond to Sublandlord’s estimate of Fair Market Rental Rate within thirty (30) days after receipt thereof, Sublandlord’s estimate shall be binding. If Subtenant does so respond and offers a different Fair Market Rental Rate, and if the parties are unable to agree upon the Fair Market Rental Rate within thirty (30) days after such response by Subtenant (the “Negotiation Period”), then such dispute shall be settled by arbitration as described below.

(c) If Sublandlord and Subtenant are unable to agree upon the Fair Market Rental Rate within the Negotiation Period, then the dispute shall proceed to arbitration. The arbitration procedure shall commence when either party submits the matter to arbitration. Not later than ten (10) days after the arbitration procedure has commenced, each party shall appoint an arbitrator and notify the other party of such appointment by identifying the appointee. Each party hereto agrees to select as its respective appointee a licensed real estate broker, who is an individual of substantial experience with respect to office building ownership, management and marketing in Santa Clara County, which person shall not be regularly employed or have been retained during the last two (2) years as a consultant by the party selecting such person. Neither party may consult directly or indirectly with any arbitrator regarding the Fair Market Rental Rate prior to appointment, or after appointment, outside the presence of the other party.

The arbitration shall be conducted under the provisions of the commercial arbitration rules of the American Arbitration Association. Not later than (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator their separate suggested Fair Market Rental Rate and shall provide a copy of such submission to the other party. The two (2) selected arbitrators, after reviewing such submissions, shall determine whether Sublandlord’s or Subtenant’s estimate of the Fair Market Rental Rate is closer to the actual Fair Market Rental Rate for the Premises. If both arbitrators agree that one of said declared estimates is closer to the actual Fair Market Rental Rate, they shall declare that estimate to be the Fair Market Rental Rate, and their decision shall be final and binding upon the parties.

If the two (2) selected arbitrators are unable to agree that one of the declared estimates is closer to the actual Fair Market Rental Rate, within thirty (30) days after receipt of Sublandlord’s and Subtenant’s submitted estimates, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said thirty (30) day period. If no arbitrator is selected within such ten (10) day period, either party may immediately petition a court with appropriate jurisdiction to appoint such third arbitrator. The third arbitrator shall meet the qualifications and restrictions set forth above for the initial arbitrators, and shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The third arbitrator’s decision shall be final and binding as to which estimate (as between Sublandlord’s and Subtenant’s) of the Fair Market Rental Rate is closer to the actual Fair Market Rental Rate. Such third arbitrator shall make a decision not later than thirty (30) days after appointment.

Each party shall be responsible for the costs, charges and/or fees of its respective appointee, and the parties shall share equally in the costs, charges and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d) The term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a willing, comparable, non-equity, non-renewal, non-expansion new tenant would pay and a willing, comparable landlord would accept at arm’s length, giving appropriate consideration to annual rental rates per rentable square foot, the credit strength of Subtenant, the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, CPI), the extent of liability under the escalation clauses (e.g., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount), tenant improvement allowance, any other applicable market concessions, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term, brokerage commissions, if any, length of lease term, size and location of Premises being leased, and other generally applicable terms and conditions of tenancy for the space in question.

(e) Following exercise by Subtenant of the Renewal Option and determination of the Base Rent for the Option period, at the request of either party hereto and within thirty (30) days after such request, Sublandlord and Subtenant shall enter into a supplement to this Sublease confirming the terms, conditions and provisions applicable to the Renewal Period as determined in accordance herewith.

40. Right to Expand. Subject to the Master Landlord Rights (defined below) and the terms and conditions of this Paragraph 40, Subtenant shall have the right of first refusal described below.

40.1. Right of First Refusal. During the Term of this Sublease, Subtenant shall have a one time right of first refusal (“ROFR”) to sublease the second floor of Building Four (“2nd Floor Space”) as portions thereof become available from time to time, on the same terms and conditions as contained in a letter of intent executed by Sublandlord and a third party (“LOI”). When Sublandlord has an executed LOI for the sublease of space in the Project which includes any portion of the 2nd Floor Space (the entire space subject of the offer being defined as the “ROFR Space”), Sublandlord shall provide Subtenant with a copy of the LOI, and Subtenant shall thereafter have five (5) business days from receipt of such notice in which to notify Sublandlord that Subtenant will sublease the ROFR Space on the terms and conditions contained in the LOI. If Subtenant fails to give affirmative, un-qualified notice that it will sublease the ROFR Space on the terms and conditions contained in the LOI within such five (5) business day period, then Sublandlord shall be free to sublease the ROFR Space to the third party on substantially similar terms and conditions to those contained in the LOI. The ROFR shall apply only with respect to:

(a) the entire ROFR Space, including any space outside the 2nd Floor Space, and may not be exercised with respect to only a portion of the ROFR Space; and

(b) the entire term specified in the LOI, provided that (i) if the initial term under the LOI (excluding any options to extend) would expire prior to expiration of the Term, then the term for the ROFR Space shall be extended to be coterminous with the Term (including any extension thereof pursuant to a previously-exercised, valid Renewal Option), and (ii) if more than thirty (30) months remain on the Term (including any extension thereof pursuant to previously-exercised, valid Renewal Options) following the commencement date specified in the LOI, Subtenant shall have the right to limit the term to be coterminous with the Term. If the term for the ROFR Space as determined above extends beyond the term specified in the LOI, then the initial rent for the added portion of the term beyond the LOI term shall be equal to the rent payable for the last month of the LOI term, and this initial rent shall be increased annually at the same rate that the Base Rent hereunder is increased during the same period.

No extension or renewal rights included in the LOI shall be included in an ROFR Space sublease to Subtenant; provided that with respect to any ROFR Space with a term coterminous with the Term, Subtenant shall have the right to extend the term pursuant to the terms and conditions of any the Renewal Option under Paragraph 39 of this Sublease. If Subtenant fails to validly exercise its ROFR in full compliance with this Paragraph 40 with respect to any portion of the 2nd Floor Space on the first opportunity available to Subtenant, the ROFR shall terminate and be of no further force or effect.

If Subtenant has validly exercised its ROFR pursuant to this Paragraph 40, then the ROFR Space shall be included in the Premises hereunder, subject to all the agreements, terms and conditions of this Sublease, with the following exceptions and modifications:

(i) The terms and conditions contained in the LOI, with any modifications with respect to the term as described above, shall govern with respect to the ROFR Space and shall control in the event of inconsistency with the provisions of this Sublease;

(ii) The rentable area of the Premises shall be increased by the rentable area of the ROFR Space;

(iii) Subtenant’s Project Share and Building Share, and Subtenant’s allotment of parking spaces, shall be increased proportionately to reflect the rentable area of the ROFR Space; and

(iv) Subtenant shall take the ROFR Space on an “as is” basis, provided that if the terms of the LOI include any tenant improvement package, such tenant improvement package shall be provided (on an equal dollar value basis rather than the same improvements).

40.2. Generally. No exercise of the ROFR will be effective without the prior written consent of Master Landlord, as required under the Master Lease. The ROFR shall be further subject to Master Landlord’s recapture rights under Section 11.06 of the Master Lease. Collectively, the consent requirement and recapture rights are defined as the “Master Landlord Rights”.

It shall be a condition to Subtenant’s right to exercise its ROFR under this Paragraph 40 that, at the time Subtenant notifies Sublandlord of the exercise of its ROFR, (i) there remains at least twelve (12) months on the Term of this Sublease, (ii) Subtenant is not in Breach under this Sublease, and (iii) neither this Sublease nor Subtenant’s right of possession shall have been terminated and this Sublease shall then be in full force and effect. After Subtenant validly exercises its ROFR, the parties shall execute an amendment to this Sublease adding the ROFR Space, promptly after Sublandlord shall prepare the same, confirming the subleasing of such ROFR Space to Subtenant; provided that if Sublandlord reasonably determines that a new sublease is necessary or appropriate for the ROFR Space, the parties shall execute the same promptly after preparation by Sublandlord.

If Subtenant shall exercise its ROFR granted in this Sublease, Sublandlord does not guarantee that the ROFR Space will be available on the commencement date for the sublease thereof if the then existing occupants of the ROFR Space shall holdover, or for any other reason beyond Sublandlord’s reasonable control. In that event, Subtenant’s sole recourse shall be that the rent with respect to the ROFR Space shall be abated until Sublandlord delivers possession of the same to Subtenant. Subtenant’s exercise of that ROFR Right shall not operate to cure any Default by Subtenant of any of the terms or provisions in this Sublease, nor to extinguish or impair any rights or remedies of Sublandlord arising by virtue of such Default.

The ROFR may not be exercised by any sublessee of Subtenant for all or any portion of the Premises. Under no circumstances whatsoever shall a subtenant (other than Subtenant) under a sublease of the Premises or any portion thereof have any right to exercise the ROFR granted in this Sublease.

41. [intentionally omitted]

42. Reservations. Subtenant agrees that Sublandlord and/or Master Landlord, as the case may be, shall have the right: (i) to grant, without the consent or joinder of Subtenant, such easements, rights and dedications that Sublandlord deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Subtenant. Subtenant agrees to sign any documents reasonably requested by Sublandlord and/or Master Landlord to effectuate such rights.

43. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

44. Authority. Each individual executing this Sublease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Sublease on its behalf.

45. Amendments. This Sublease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Subtenant’s obligations, costs, or expenses hereunder, Subtenant agrees to make such reasonable non-monetary modifications to this Sublease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

46. Exhibits. Attached hereto are the following exhibits, which constitute a part of this Sublease:

Exhibit A:	Master Lease
Exhibit B:	Premises
Exhibit C:	Sublandlord’s Rules and Regulations
Exhibit D:	Furniture
Exhibit E:	Cafeteria Access Provisions
Exhibit F:	Fitness Center Access Provisions

Exhibit G:	Commencement Date Memorandum
Exhibit H:	Intentionally Omitted
Exhibit I:	Work Letter
Exhibit J:	Estoppel Certificate
Exhibit K:	Site Signage Plan
Exhibit L:	Environmental Documents

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Second Amendment to and Restatement of Sublease as of the day and year first above written.

SUBLANDLORD:

Ariba, Inc.,
a Delaware corporation

By:
Its:

SUBTENANT:

Motorola, Inc.,
a Delaware corporation

By:
Its:

BROKER EXECUTION

By signing below, the indicated real estate broker or agent is not being made a party hereto but is signifying its agreement with the provisions hereof concerning brokerage. This Broker Execution may be executed and delivered in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument, and facsimile copies of the signatures set forth below will be deemed to be original signatures for all purposes.

SUBLANDLORD’S BROKER:	ADDRESS:

Cornish & Carey Commercial	2804 Mission College Boulevard, Suite 120
Santa Clara, California 95054
By:
Phil Mahoney
Its:

SUBTENANT’S BROKERS:	ADDRESS:

HSA Commercial
By:

Its:

Wayne Mascia Associates
By:

Its: